Exhibit 10.73

OWNER-CONTRACTOR CONSTRUCTION AGREEMENT

(WHERE THE BASIS FOR PAYMENT IS COST OF THE WORK PLUS A FEE)

This Owner-Contractor Construction Agreement (this "Agreement"), dated as of June 30, 2014, is between BR T&C Blvd., LLC, a Delaware limited liability company ("Owner"), whose address is 820 Gessner, Suite 760, Houston, Texas 77024, and Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company ("Contractor"), whose address is 820 Gessner, Suite 760, Houston, Texas 77024. An additional copy of any notice to Owner shall be provided to Owner at c/o of Bluerock Real Estate, LLC, 712 Fifth Avenue, 9th Floor, New York, NY 10019, Attn: Jordan Ruddy and Michael Konig. Owner and Contractor agree as follows:

Article 1. The Project and the Work

1.1           The "Project" consists of a 340-unit apartment development, including associated parking and related improvements. The Project will be located on a site in Houston, Texas that is more particularly described in Exhibit A to this Agreement (the "Project Site").

1.2           The architect for the Project is EDI International.

1.3           Contractor shall fully execute the work described in the Contract Documents (the "Work") in accordance with the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. Contractor shall provide and pay for all labor, manpower, trades, supervision, materials, equipment, tools, construction equipment, machinery and other facilities and services necessary for the execution of the Work. The Contractor is an independent contractor and not an agent of the Owner.

1.4           Owner agrees to furnish and respond to, in a timely manner, information required by the Contract Documents or otherwise requested by Contractor for the purpose of understanding the Work or Owner’s intentions with respect thereto. Owner agrees to make payments to the Contractor in accordance with the requirements of the Contract Documents.

1.5           Contractor shall check all materials, equipment and labor entering into the Work and shall keep such records as may be necessary for proper management under this Agreement. Owner shall upon written notice requesting same, be afforded reasonable access to all of Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement and the Work performed hereunder.

Article 2. Date of Commencement; Completion

2.1           Subject to Section 2.2, the Work shall be commenced within 10 calendar days after the receipt by Contractor from Owner of notice to proceed (the "Notice to Proceed"). Contractor acknowledges that Owner's lender requires the filing of certain documents in connection with the financing for the Project prior to the commencement of the Work, and Contractor agrees not to commence Work under this Agreement until it has received the Notice to Proceed from Owner.

2.2           Contractor shall not be required to commence performance hereunder until Contractor shall have received all permits and other governmental authorizations and approvals required to authorize construction of the Project. Contractor shall not be required to commence performance hereunder until Contractor shall have received evidence, in accordance with the Contract Documents, of all insurance required to be carried by Owner under the terms of the Contract Documents. Contractor represents and warrants to Owner that it has received any and all contractor’s licenses required by state or local authorities in the State where the Project is located.

2.3           Contractor shall achieve completion of phases of the Work in accordance with the following milestones, subject to adjustments of the Contract Time as provided in the Contract Documents:

Begin basement level concrete pours	July 29, 2015
Begin framing residential units	February 24, 2016
Delivery of first residential unit	September 9, 2016
All residential units	May 22, 2017

Contractor shall achieve Substantial Completion of the Work by May 22, 2017, subject to adjustments of the Contract Time as provided in the Contract Documents. Contractor shall achieve final completion of all Work within 90 days after Substantial Completion.

Article 3. Basis for Payment

3.1           In consideration of Contractor’s performance of the Work, Owner shall pay to Contractor a sum of money equal to the Contract Sum. The “Contract Sum” is the total of (1) Costs of the Work (as hereinafter defined) and (2) Contractor’s Fee (in the amount provided herein). Payments shall be made in the manner and at the times provided for in this Agreement.

3.2           The Contract Sum includes the fixed amount of $2,504,749 (as adjusted, “Contractor’s Fee”), which is understood and agreed to constitute the amount to be paid Contractor as its fee for the Work. Contractor’s Fee is Contractor’s total compensation for the Work, and Contractor’s Fee will not be adjusted except as specifically set forth in any Change Orders approved by Owner in its sole discretion or as otherwise required under this Agreement or the other Contract Documents. The Contractor’s Fee shall be paid in monthly installments based on a percentage of completion of the Work; provided that to the extent that draws against the Initial Capital Contributions (as defined in the LLC Agreement) and the Loan or, to the extent not funded from those sources, other existing available funds of Owner are not sufficient to pay the Contractor’s Fee on such basis, the excess amount shall be deferred until final payment under Section 7.6, at which time the unpaid balance of the Contractor’s Fee shall be due in full.

3.3           Adjustments to the Contract Sum on account of changes in the Work shall be on the basis of the actual additional Cost of Work incurred by Contractor plus a supplement to the Contractor’s Fee in the amount of 5% of the incremental increase in the Cost or Work, if any.

Article 4. Costs to be Reimbursed

The term “Costs of the Work” shall mean all costs incurred and actually paid in the performance of the Work by the Contractor. Such costs shall include the items set forth below in this Article 4.

4.1           Wages of construction workers directly employed by Contractor at market rates (or at rates otherwise approved by Owner) to perform the construction of the Work at the Project Site or at off-site workshops.

4.2           Wages and salaries of Contractor’s supervisory or administrative personnel when stationed at the field office, in whatever capacity employed, or when engaged at shops or on the road in expediting the production or transportation of materials or equipment based on the share of their time chargeable to the Work.

4.3           An allocable share of salaries and wages of Contractor’s field engineers, project manager, project administrator, project executive and other personnel to the extent their time is attributable to the Work, wherever they may be actually stationed. Such wages and salaries shall be based on the then current wage and salaries scales used by the Contractor (or its affiliates) in connection with employees holding such positions in connection with other similarly situated projects.

4.4           Cost of contributions, assessments or taxes for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries, or other remuneration paid to Contractor’s personnel and included in the Costs of the Work, plus an allocable share of sick leave, medical and health benefits, insurance, holidays, vacation, pension, welfare and other benefits of Contractor’s personnel based on the share of their time chargeable to the Work, plus performance bonuses awarded to Contractor’s personnel with respect to the Work consistent with industry norms and bonuses payable by the Contractor or its affiliates in connection with other similarly situated projects.

4.5           The portion of reasonable travel and subsistence expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

4.6           Reasonable cost of all materials, supplies and equipment incorporated in the Work in accordance with the Contract Documents, including costs of transportation and storage thereof, plus costs of materials, supplies and equipment in excess of those actually installed to allow for reasonable waste and spoilage, less salvage value on such items which remain the property of the Contractor.

4.7           Payments made by Contractor to Subcontractors, materialmen or suppliers for work, materials, supplies, equipment or services in connection with the Project and in accordance with the Contract Documents.

4.8           Costs (including transportation, storage, installation, maintenance, dismantling and removal) of materials, supplies, temporary facilities, machinery, equipment and hand tools not owned by construction workers that are provided by Contractor at the Project Site, less salvage value on such items used but not consumed which remain the property of the Contractor.

4.9           Costs of all machinery and equipment used at the Project, including rental charges, installation, fuel, minor repairs and replacements, dismantling, removal, transportation and delivery costs thereof.

4.10         Cost of premiums for all insurance which Contractor is required by the Contract Documents or the Loan Documents to purchase and maintain, and an allocable share (based on the value of work in progress) of the cost of premiums, without duplication, for all insurance not required by the Contract Documents that is customarily maintained by the Contractor in the normal pursuit of its work during the period covered by this Agreement.

4.11         Sales, use or similar taxes related to the Work imposed by any governmental authority.

4.12         Permit fees and utility connection and extension fees and similar fees and charges incurred in connection with the Work, to the extent paid by Contractor.

4.13         Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between Owner and Contractor, reasonably incurred by Contractor in the performance of the Work.

4.14         Royalties and damages for infringement of patents, copyrights and other intellectual property rights in connection with the performance of the Work, unless allocated to Contractor in accordance with other provisions of the Contract Documents.

4.15         Minor expenses such as telegrams, long distance telephone calls, telephone service at the Project Site, copying, expressage, postage, progress photographs and similar petty cash items in connection with the Work.

4.16         Costs of removal of all debris from the Project. (Removal of debris left by other contractors hired by the Owner is not a part of Contractor’s scope of work under this Agreement.)

4.17         Expenses incurred in accordance with Contractor’s standard written personnel policy for relocation and temporary living allowances of Contractor’s personnel required for the Work.

4.18         Costs of repairing or correcting damaged, defective, or nonconforming Work, including warranty work required by the Contract Documents or otherwise, including any corrective work required by applicable laws, and costs of removal and replacement of any Work required to accommodate Change Orders or inspections of Work by Owner, Architect, Owner’s lender or others not under the control of Contractor.

4.19         Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

4.20         Costs or rental of temporary streets, sidewalks, buildings and toilets and cost of utilities, ice, water containers, cups, fire extinguishers, first-aid supplies, safety equipment and off-site storage space or facilities used in connection with the Project, less salvage value on any such items not consumed which remain the property of Contractor.

4.21         Losses and expenses, not compensable by any actual insurance or any insurance required of Contractor under the terms of the Contract Documents, sustained by Contractor in connection with the Work by reason of personal injury, death or damage to property, including damage to or theft or destruction of portions of equipment, materials or supplies while in transit or in storage prior to incorporation into the Project, provided such losses and expenses are not the result of the gross negligence or willful misconduct of Contractor. Such losses shall include settlements made with the written approval of Owner, which will not be withheld unreasonably.

4.22         All costs and expenditures for the operation of the field office, such as stationery, supplies, blueprinting, furniture, fixtures, office equipment, trailer rental, and other normal items, less salvage value on any such items not consumed which remain the property of Contractor.

4.23         Costs incurred by Contractor in preparing and maintaining progress schedules and reports with respect to the Work.

4.24         Deposits lost for causes other than gross negligence or willful misconduct of Contractor.

4.25         Cost of computer and data processing services, including job-site equipment, for purposes of field payroll preparation and job cost control and project management software.

4.26         Expenditures for estimating, payroll, supervision and other Project services furnished by the Contractor’s central office (based upon the salary and burden rates and time expended of the employees involved).

4.27         Fees of laboratories for tests required by the Contract Documents, to the extent paid by Contractor.

Article 5. Costs Not to be Reimbursed

The Costs of the Work shall not include the following items:

5.1           Salaries and other compensation of Contractor's personnel stationed at Contractor's principal office or offices other than the Project Site, except as specifically provided in Article 4.

5.2           Expenses of Contractor's principal office and offices other than the Project Site office.

5.3           Overhead and general expenses, except as may be expressly included in Article 4.

5.4           Contractor's capital expenses, including interest on Contractor's capital employed for the Work.

Article 6. Discounts, Rebates and Refunds

6.1           Cash discounts obtained on payments made by Contractor in connection with the Work shall accrue to Owner.

6.2           Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to Owner, and Contractor shall make provisions so that they can be secured.

6.3           Amounts that accrue to Owner in accordance with the provisions of Section 6.1 shall be credited to Owner as a deduction from the Costs of the Work.

Article 7. Payments

7.1           Contractor will be entitled to submit Applications for Payment on or about the first day of each month and, as to items listed on Exhibit C, at one other time each month. With each Application for Payment, Contractor shall (1) furnish Owner the requisite documentation (to the extent within the control of Contractor) required under the Loan Documents with respect to draws thereunder and (2) furnish to Owner a statement of the Work which has been performed to date in accordance with the terms of the Contract Documents and for which Contractor claims it is entitled to be paid. This statement shall incorporate Costs of the Work not previously reimbursed plus the applicable portion of Contractor’s Fee in accordance with Section 3.2. Such statement may include the value of materials, supplies or equipment not incorporated in the Work, but delivered and stored at the Project Site or at some other location agreed upon by the parties hereto. Owner shall make payment not later than 10 days after Owner’s receipt of an Application for Payment together with the other information required under this Section 7.1.

7.2           Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

(1)         take the Costs of the Work incurred by Contractor, as established by the related Application for Payment;

(2)         add the cost of materials, supplies and equipment not yet incorporated into the Work for which payment is allowed by Section 7.1;

(3)         subtract the shortfall, if any, indicated by Contractor in the documentation required by the Contract Documents to substantiate prior Applications for Payment or resulting from errors subsequently discovered in such documentation;

(4)         subtract retainage on amounts due as provided for in Section 7.4;

(5)         subtract amounts, if any, as provided in Subparagraph 9.3.1 of the General Conditions of the Contract for Construction;

(6)         subtract the amount of prior payments to Contractor, net of amounts disallowed under paragraph (3) or (5) above; and

(7)         add the portion of Contractor’s Fee due in accordance with Section 3.2.

7.3           If any Application for Payment submitted by Contractor to Owner contains requests for payment that are in excess of the amounts due under this Agreement, Owner shall not be obligated to pay the excessive amount, but Owner shall identify the amounts which it believes are excessive in a notice to Contractor delivered on or before the date on which payment otherwise would be due. Owner shall not be in default under this Agreement, and Contractor shall continue to prosecute the Work in accordance with the terms of this Agreement, notwithstanding the failure of Owner to pay amounts which Owner in good faith claims are excessive. Nothing in this Section 7.3 limits Contractor’s rights and remedies or Owner’s liability in respect of amounts improperly withheld by Owner.

7.4           Contractor agrees that 10% of the amounts due under each subcontract may be retained by Owner for the first half of the payments due such subcontractor (with no requirement for any additional retention for the remainder of the amounts due such subcontractor); provided that payment in full shall be made without retainage for those subcontractors listed on Exhibit D attached hereto. No retainage shall be held against other amounts due Contractor, including amounts due for materials purchased by Contractor, so called “general conditions” items, contingency and Contractor’s Fee. All retainage under subcontracts shall be shown in Contractor’s Applications for Payment as a deduction from the gross amount due. Retainage shall be advanced to Contractor as provided in this Agreement.

7.5           Retainage applicable to a given subcontract will be released upon request of Contractor at any time beginning 30 days after the Subcontractor completes its work for the Project, subject to receipt of a final lien waiver in such form as to release all of the Subcontractor’s claims against the Project. Release of retainage to a given Subcontractor is not dependent on completion of the Work or performance by other Subcontractors.

7.6           Final payment, constituting the unpaid balance of the Costs of the Work and the Contractor’s Fee, including all retainage not previously released, shall be paid by Owner to Contractor as provided in the General Conditions of the Contract for Construction. Owner's final payment to Contractor shall be made no later than 30 days after submission of Contractor's final Application for Payment and all other information within Contractor’s control that is required under the Loan Documents in connection with any draw request, subject to compliance with the other provisions of this Agreement and the other Contract Documents. Final payment shall not preclude Contractor from claiming amounts subsequently becoming due, including amounts incurred in respect of warranty work, or amounts in respect of Claims that are being disputed at the time of final payment.

7.7           If Owner determines the Costs of the Work to be other than as stated in Contractor's final Application for Payment, and as a result thereof does not pay the full amount requested under the Application for Payment, Contractor shall be entitled to the remedies set forth in the Contract Documents, including the right to mediation and the right to demand arbitration of the disputed amount in accordance with Paragraph 4.4 of the General Conditions of the Contract for Construction. Such demand for arbitration shall be made by Contractor within 30 days after Contractor's receipt of Owner's response to the final Application for Payment. Pending a final resolution by arbitration, Owner shall pay Contractor the undisputed amount from Contractor's final Application for Payment. If Contractor does not exercise its remedies under Article 4 of the General Conditions of the Contract for Construction within such 30 day period, the Contractor shall be deemed to have accepted Owner’s determination of the Costs of Work.

Article 8. Termination

8.1           The Contract may be terminated by Owner for cause as provided in Article 14 of the General Conditions of the Contract for Construction. The amount, if any, to be paid to Contractor under Subparagraph 14.2.5 of the General Conditions of the Contract for Construction (before any offsets for costs incurred by Owner) shall be calculated as follows:

(1)         take the Costs of the Work incurred by Contractor to the date of termination;

(2)         add Contractor's Fee computed upon the Costs of the Work to the date of termination at the rate stated in Section 3.2 or, if Contractor's Fee is stated as a fixed sum in Section 3.2, an amount that bears the same ratio to that fixed-sum Contractor's Fee as the Costs of the Work at the time of termination bears to a reasonable estimate of the probable Costs of the Work through completion of the Work;

(3)         add the amount of any loss with respect to materials, equipment, supplies, and construction equipment and machinery or termination of commitments for materials, supplies, equipment, machinery and other items; and

(4)         subtract the aggregate of previous payments made by Owner.

8.2           If Contractor terminates the Contract as provided in Article 14 of the General Conditions of the Contract for Construction, the amount, if any, to be paid to Contractor under Subparagraph

14.1.3 of the General Conditions of the Contract for Construction as “payment for Work executed” shall be the Costs of the Work incurred by Contractor to the date of termination (including any retainage not previously paid) less the aggregate of previous payments made by Owner on account of Costs of the Work.

8.3           Owner shall also pay Contractor fair compensation, either by purchase or rental at the election of Owner, for any equipment owned by Contractor that Owner elects to retain and that is not otherwise included in the Costs of the Work. To the extent that Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), Contractor shall, as a condition of receiving the payments referred to in this Article 8, execute and deliver all such papers and take all such steps (including the legal assignment of such subcontracts and other contractual rights of Contractor) as Owner may require for the purpose of fully vesting in Owner the rights and benefits of Contractor under such subcontracts or purchase orders.

8.4           If Owner or Contractor is adjudged a bankrupt, or makes a general assignment for the benefit of creditors, or if a receiver is appointed on account of its insolvency, such could impair or frustrate the performance of this Agreement. Accordingly, it is agreed that upon the occurrence of any such event, the other party to this Agreement shall be entitled to request of the bankrupt or otherwise insolvent party, or its successor in interest, adequate assurance of future performance in accordance with the terms and conditions of the Contract Documents, which may be satisfied, in the case of the Owner, through a commitment from the construction lender to continue to fund construction draws under the Loan Documents notwithstanding such events having occurred with respect to Owner. Failure to comply with such request within 10 days of delivery of the request shall be grounds for the termination of this Agreement, as in the case of failure of performance, and to the accompanying rights set forth in this Agreement and the General Conditions of the Contract for Construction.

8.5           Notwithstanding anything to the contrary contained herein, in the event that HCH 106 Town and Country, L.P., one of the current managers of the Owner, is removed as the manager of the Owner pursuant to the terms of Section 5.9 of the LLC Agreement, then Owner shall have the right, upon written notice to Contractor, to terminate this Agreement without cause. In the event that Owner exercises its rights under this Section 8.5 to terminate this Agreement, Contractor shall not be entitled to any damages as a result of such termination but shall be entitled to receive “payment for Work executed”, which shall be defined to be the Cost of the Work incurred by Contractor to the date of termination (including any retainage not previously paid) plus the commensurate portion of Contractor’s Fee less the aggregate of previous payments made by Owner on account of Cost of the Work and Contractor’s Fee; provided that nothing in this Section 8.5 shall be deemed to require that any retainage be released prior to the satisfaction of all requirements for the release thereof under the Contract Documents.

Article 9. Miscellaneous Provisions

9.1           Terms used in this Agreement which are defined in the General Conditions of the Contract for Construction shall have the meanings designated in those General Conditions of the Contract for Construction, except as otherwise specifically set forth in this Agreement. Where reference is made in this Agreement to a provision in the General Conditions of the Contract for Construction or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents. The term “LLC Agreement” means the Limited Liability Company Agreement, dated June 30, 2014, for the Owner. The term “Loan Documents” means the loan documents evidencing or securing the construction financing obtained by Owner from Compass Bank (and other lenders) with respect to the Project, and the term “Loan” means the loan made to Owner pursuant to the Loan Documents.

9.2           When the context so requires in this Agreement, words of one gender include one or more other genders, singular words include the plural, and plural words include the singular. Use of the words "include" and "including" are intended as an introduction to illustrative matters and not as a limitation. References in this Agreement to "Sections" are to the numbered subdivisions of this Agreement, and references in this Agreement to "Paragraphs" are to the numbered subdivisions of the General Conditions of the Contract for Construction, in each case unless another document is specifically referenced. The word "party" when used in this Agreement means one of Owner or Contractor unless another meaning is required by the context. The word "person" includes individuals, entities and governmental authorities. The word "governmental authority" is intended to be construed broadly and includes governmental agencies, instrumentalities, bodies, boards, departments and officers and individuals acting in any official capacity. The word "laws" is intended to be construed broadly and includes all statutes, regulations, rulings and other official pronouncements of any governmental authority and all decrees, rulings, judgments, opinions, holdings and orders of a court, administrative body or arbitrator.

9.3           This Agreement will be binding upon and will inure to the benefit of Owner and Contractor and their respective permitted successors and permitted assigns. Any indemnity in the Contract Documents in favor of Owner or Contractor or any of their respective affiliates also will benefit each person who holds a direct or indirect ownership interest in such party or affiliate and the respective officers, directors, members, managers, trustees, agents and employees of such party or affiliate and such owners, and all such persons are third-party beneficiaries of this Agreement to the extent of their rights to indemnity under the related provision of the Contract Documents and may enforce that provision against Owner or Contractor, as applicable. Any waiver of rights or claims (including requirements to provide waivers of rights of subrogation from insurers) that benefits Owner or Contractor or any of their respective affiliates also will benefit each person who holds a direct or indirect ownership interest in such party or affiliate and the respective officers, directors, members, managers, trustees, agents and employees of such party or affiliate and such owners.

9.4           The Section headings contained in this Agreement and the General Conditions of the Contract for Construction are for convenience of reference only and are not intended to delineate or limit the meaning of any provision of this Agreement or the General Conditions of the Contract for Construction or be considered in construing or interpreting the provisions of this Agreement or the General Conditions of the Contract for Construction.

9.5           This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which, taken together, will constitute one instrument.

9.6           This Agreement (including the General Conditions of the Contract for Construction) and the obligations of the parties under this Agreement (including the General Conditions of the Contract for Construction) may be amended, waived and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, waiver or discharge is sought.

9.7           This Agreement will be governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

9.8           Owner may assign its rights under this Agreement and the other Contract Documents to its lender as provided in the General Conditions of the Contract for Construction. In the event Owner's lender is substituted for Owner pursuant to such assignment, Contractor shall continue to perform its obligations hereunder for the account of the lender so long as the lender makes payment as required by this Agreement and performs Owner’s other obligations.

9.9           A determination of invalidity or unenforceability with respect to any provision of this Agreement or the General Conditions of the Contract for Construction will not affect the validity or enforceability of the remaining provisions of this Agreement or the General Conditions of the Contract for Construction or the validity or enforceability of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

9.10         Any notice or other communication to Owner or Contractor under the Contract will be effective only if in writing. Absent contrary notice, the notice address of each party is as stated in the first paragraph of this Agreement. Notices will be effective upon delivery to the designated address of the addressee or rejection of delivery at such address. Notice may be given by telefacsimile transmission, and confirmation of transmission generated by the sender's equipment will be prima facie evidence of receipt.

9.11         IT IS THE INTENT OF OWNER AND CONTRACTOR THAT, TO THE EXTENT PERMITTED BY LAW, ALL INDEMNITIES, WAIVERS AND RELEASES IN THE CONTRACT DOCUMENTS BE APPLIED IN ACCORDANCE WITH THEIR TERMS WITHOUT REGARD FOR LIMITATIONS THAT OTHERWISE MIGHT APPLY TO LIMIT INDEMNITY AGAINST, OR WAIVER OR RELEASE OF, THE NEGLIGENCE OR STRICT LIABILITY OF A PERSON. ACCORDINGLY, OWNER AND CONTRACTOR AGREE THAT, SUBJECT TO SECTION 9.12, ANY INDEMNITY IN FAVOR OF A PERSON WILL EXTEND TO MATTERS FOR WHICH THE PERSON IS LIABLE BECAUSE OF THAT PERSON’S NEGLIGENCE OR STRICT LIABILITY (UNLESS OTHERWISE PROVIDED IN THE INDEMNITY) AND ANY WAIVER OR RELEASE IN FAVOR OF A PERSON (UNLESS OTHERWISE PROVIDED IN THE WAIVER OR RELEASE) WILL INCLUDE CLAIMS BASED ON THE NEGLIGENCE OR STRICT LIABILITY OF THAT PERSON.

9.12         Nothing in this Agreement or any other Contract Document is intended to provide for indemnification (or defense) against a claim caused by the negligence or fault, the breach or violation of a statute, ordinance, governmental regulation, standard, or rule, or the breach of contract of the indemnitee or its agent or employee, or any third-party under the control or supervision of the indemnitee (other than the indemnitor or its agent, employee, or subcontractor of any tier), to the extent that indemnification under the circumstances is declared to be against public policy by Section 151.102 of the Texas Insurance Code. If any indemnification provision of this Agreement or another Contract Document, by its terms, purports to allow for indemnification (including defense against claims) that are made unenforceable by Section 151.102 of the Texas Insurance Code, then such provision shall be inapplicable to the extent that it is so made unenforceable, but the inclusion of the unenforceable rights shall not affect the indemnification provision as applied to other circumstances, and the indemnitee shall continue to be entitled to indemnification (including defense against claims) to the maximum extent otherwise allowed by the provision and consistent with applicable laws.

Article 10. Enumeration of Contract Documents

The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

10.1         The Agreement is this Owner-Contractor Construction Agreement. The Exhibits to this Agreement are as follow:

Exhibit A	Description of Project Site
Exhibit B	List of Drawings and Specifications
Exhibit C	Subcontractors for Twice Monthly Payment
Exhibit D	Subcontractors with No Retainage
Exhibit E	Contractor’s Clarifications
Exhibit F	Project Development Schedule
Exhibit G	Form of Lien Waiver
Exhibit H	General Conditions of the Contract for Construction

10.2         The General Conditions of the Contract for Construction are attached as Exhibit H to this Agreement.

10.3         The Drawings are identified on Exhibit B to this Agreement. The Specifications are identified on Exhibit B to this Agreement.

10.4         The form of required Lien Waiver is attached as Exhibit G.

10.5         The Contractor’s Clarifications in Exhibit E are part of the Contract Documents. The Contractor’s Clarifications modify the Contract Documents (including the Drawings and Specifications), and the Contract Documents (including the Drawings and Specifications) and the Contractor’s Clarifications shall be read as a whole to implement the changes made through the Contractor’s Clarifications. To the extent the Contract Documents (including the Drawings and Specifications) and the Contractor’s Clarifications are inconsistent, the Contractor’s Clarifications will control.

Article 11. Insurance

11.1         During construction and until final completion of all Work (including any punch list items), Contractor shall maintain (1) comprehensive general liability insurance (including completed operations coverage) in the minimum amount of $2,000,000, (2) comprehensive automobile insurance in an amount of not less than $1,000,000 per occurrence and $2,000,000 annual aggregate covering liability arising out of any owned, non-owned or hired vehicle, (3) workers compensation insurance providing statutory benefits to all employees and employer's liability coverage in an amount of not less than $500,000 and (4) umbrella liability coverage over all such other insurance (except workers compensation and employer’s liability coverages) in the minimum amount of $10,000,000.

11.2         Contractor shall require its Subcontractors to carry (1) comprehensive general liability insurance (including completed operations coverage) in the minimum amount of $1,000,000, (2) comprehensive automobile insurance in an amount of not less than $1,000,000 per occurrence and

$2,000,000 annual aggregate covering liability arising out of any owned, non-owned or hired vehicle and (3) workers compensation insurance providing statutory benefits to all employees and employer's liability coverage in an amount of not less than $500,000. Owner may require higher limits for any Subcontractor if available, but the additional cost of the premiums shall be separately reimbursed by Owner in addition to the Contract Sum.

11.3         Contractor’s obligations with respect to the provision of insurance shall be in addition to the Contractor’s obligations under Article 11 of the General Conditions of the Contract for Construction.

[Remainder of page blank. Signature page follows]

IN WITNESS WHEREOF , the parties have executed this Agreement as of the date first written above.

BR T&C Blvd., LLC	Maple Multi-Family TX Contractor, L.L.C.

By: HCH 106 Town and Country, L.P., a Texas
limited partnership, its manager		By:	/s/ Fred J. Severson
		Name:	Fred J. Severson
By:	Maple Multi-Family Development, L.L.C.,	Title:	Vice President
a Texas limited liability company, its general partner

By:	/s/ Sean D. Rae
Name:	Sean D. Rae
Title:	Vice President

[Signature Page to Owner-Contractor Construction Agreement - City Centre]

EXHIBIT A

LEGAL DESCRIPTION

Being a tract or parcel, containing 2.3190 acres (101,014 square feet) of land, situated in the George Bellows Survey, Abstract Number 3, City of Houston, Harris County, Texas, and consisting of four tracts: 1) all that certain called 25,244 square feet described In deed to TADI Investments, Inc., as recorded under Harris County Clerk's File (H.C.C.F.) Number W388396; 2) all that certain called 1.0148 acres described in deed to Performance Development L.P., as recorded under Harris County Clerk's File (H.C.C.F.) Number 20120530439; 3) all that certain called 0.475 acre described In deed to Alvin Wong Gee, as recorded under H.C.C.F. Number T207436 ; and 4) being part of and out of Unrestricted

Reserve "A", Block 1, CITYPOINT, a plat of subdivision recorded under Film Code Number 653107, Harris County Map Records; also being part of and out of that certain tract described in deed to Memorial City Redevelopment Authority (herein referred to as the "MCRA Tract"), as recorded under H.C.C.F. Number 20140105540; said 2.3190 acre tract being more particularly described as follows (bearings herein are grid bearings based on the Texas Coordinate System, South Central Zone Number 4204; NAO 83; distances are surface distances based on the U.S. Survey Foot and may be converted to grid by multiplying by a combined scale factor of 0.999870017) :

BEGINNING at the intersection of the south right-of-way (R.O.W.) line of Interstate Highway 10, based on a varying width, with the west R.O.W. line of Town and Country Boulevard, based on a 100-foot width and dedicated to City of Houston (public), under H.C.C.F. Number C703140; also being the northeast corner of that certain called 25,244 square feet described In said deed to TADI Investments , Inc. and of the heroin described tract, from which a Texas Department of Transportation aluminum disk found for reference bears South 04°33 West, 0.90 feet;

THENCE, South 02°42'17" East, with the west R.O.W. line of said Town and Country Boulevard, at a distance of 498.80 feet passing the northeast corner of the aforesaid Unrestricted Reserve "A" of CITVPOINT, and continuing In all a total distance of 558.74 feet to a 5/8-inch Iron rod with plastic cap, stamped "TERRA SURVEYING", set marking the southeast corner of the herein described tract;

THENCE, South 87°17'43" West, departing said west R.O.W. line and along a line 60.00 feet northerly of and parallel with the south line of said MCRA Tract, a distance of 180.09 feet to a 5/88 inch Iron rod with plastic cap, stamped "TERRA SURVEYING", sot in the east line of that certain called 3.1080 acres described In deed to SFP Hotel Partners, L.P., as recorded under H.C.C.F. Number 20130225814;said iron rod also being in the west line of said Unrestricted Reserve "A" and said MCRA Tract, and marking the southwest corner of the herein described tract;

THENCE, North 02°42'17" West, with the east line of said 3.1080 acre tract, and the west line of said Unrestricted Reserve "A" and said MCRA Tract, at 59.94 feet pass the southwest corner of the aforesaid 0.475 acre tract, and the northwest corner of said Unrestricted Reserve "A" and said MCRA Tract, from which an "X" In concrete found for reference bears North 02°42'17" West, 0.56 feet, and from which another "X" In concrete found for reference bears North 19°43' West, 0.58 feet; continuing with said east line and the west line of said 0.475 acre tract, at 175.28 feet pass a 1f2 inch iron rod found marking the southwest corner of the aforesaid 1.0148 aero tract and the northwest corner of said 0.475 acre tract; continuing with said east line and the west line of said 1.0148 acre tract, at a distance of 420.74 feet to a 5/8-lnch Iron rod with cap found marking the southwest corner of the aforesaid 25,244 square foot tract, and the northwest corner of said 1.1048 acre tract, and continuing in all a total distance of 563.08 feet to a point in the aforesaid south R.O.W. line of Interstate Highway 10, same being the northeast corner of said 3.1080 acre tract, the northwest corner of the said 25,244 square foot tract and of the herein described tract, from which a found 5/8-lnch iron rod with cap bears North 38°26' East, 0.19 feet; ·

THENCE, North 88°40'43" East, with said south R.O.W. line and the north line of said 25,244 square foot tract, a distance of 180.14 feet to the POINT OF BEGINNING and containing 2.3190 acres (101,014 square feet) of land.

This description is based on an ALTAIACSM Land Title Survey and drawing prepared by Terra Surveying Company, Inc., under Project Number 2540-1303-809, of even date.

EXHIBIT B

LISTS OF DRAWINGS AND SPECIFICATIONS

DRAWING NUMBER	DRAWING TITLE	50% CONSTRUCTION DOCUMENTS

GENERAL:
G000	Cover Sheet	6/23/2014
G001	Sheet Index	6/23/2014'
G002	Tabulation&, Symbols and Abbreviations	6/23/2014
G003	Code Analysis	6/23/2014
G003b	Area Analysis	6/23/2014
G006	Transparency Ca1cu1ations	6/23/2014'
G010	Life Safety Plan • BF2 Sub-Basement Floor	6/23/2014
G011	Life Safety Plan • BF1 Basement Floor	6/23/2014
G012	Life Safety Plan • GF Ground Floor	6/23/2014'
G013	Life Safety Plan • 2F Second Floor	6/23/2014
G014	Life Safety Plan ·3F Third Floor	6/23/2014
G015	Typical Life safety Plan	6/23/2014'
G021	Accessible Route • GF Ground Floor	6/23/2014
G024a	Accessibility Summary TAS	6/23/2014
G024b	Accessibility Summary TAS	6/23/2014'
G024c	Accessibility Summary TAS:.	6/23/2014
G025	Accessibility Summary FHA	6/23/2014
G031	Assemblies	6/23/2014'
G032	Assemblies	6/23/2014
G033	Assemblies	6/23/2014
G073	2nd Floor Plan • Hose Layout	6/23/2014'

CIVIL
C1	Cover Sheet	6/23/2014'
C2	General Notes	6/23/2014
C3	Existing Site Conditions	6/23/2014
C4	Site Demolition Plan	6/23/2014'
C5	Dimensioned Site Plan	6/23/2014
C6	Site Grading Plan	6/23/2014
C7	Private Water and Sanitary Sewer Plan	6/23/2014'
C8	Site Drainage Plan/Drainage Area Map	6/23/2014
C9	Pervious/Impervious Drainage Calcs	6/23/2014
C10	Site Paving Plan	6/23/2014'
C11	Storm Water Pollution Prevention Plan	6/23/2014
C12	Storm Water Pollution Prevention Plan Details	6/23/2014
C13	Site Utility Details	6/23/2014'
C14	Site Construction Details	6/23/2014

LANDSCAPE:
L1.01	Materials Plan	6/23/2014
L1.02	Materials Plan	6/23/2014
L1.03	Materials Plan	6/23/2014'
L2.01	Not Issued	6/23/2014
L2.02	Not Issued	6/23/2014
L2.03	Not Issued	6/23/2014'
L3.01	Construction Details	6/23/2014
L3.02	Construction Details	6/23/2014
L3.04	Construction Details	6/23/2014'
L4.01	Grading Plan	6/23/2014
L4.02	Grading Plan	6/23/2014
L4.03	Grading Plan	6/23/2014
L5.00	Not Issued	6/23/2014'
L5.01	Planting Plan	6/23/2014
L5.02	Planting Plan	6/23/2014
L5.03	Planting Plan	6/23/2014'
L6.01	Irrigation Plan	6/23/2014
L6.02	Irrigation Plan	6/23/2014
L6.03	Irrigation Plan	6/23/2014'

ARCHITECTURAL:
A010	Architectural Site Plan	6/23/2014
A100	Building Plan ·BF2	6/23/2014
A101	Building Plana .BF1	6/23/2014'
A102	Building Plans ·GF Ground Floor	6/23/2014
A103	Building Plans ·2F Second Floor	6/23/2014
A104	Building Plans - 3F Third Floor	6/23/2014'
A105	Building Plans - 4F-6F Fourth thru Sixth Floors	6/23/2014
A106	Building Plans ·7F Seventh Floor	6/23/2014
A107	Building Plans. MF Mezzanine Floor	6/23/2014'
A108	Upper Roof Plan	6/23/2014
A120	Enlarged BF Floor Plan	6/23/2014
A121a	Enlarged GF Floor Plan	6/23/2014
A121b	Enlarged GF Floor Plan	6/23/2014'

A121c	Enlarged GF Floor Plan	6/23/2014
A122a	Enlarged 2F Floor Plan	6/23/2014
A122b	Enlarged 2F Floor Plan	6/23/2014'
A123	Enlarged 3F Floor Plan	6/23/2014
A124	Enlarged 4F-7F Floor Plan	6/23/2014
A201	Building Elevation	6/23/2014'
A202	Building Elevation	6/23/2014
A301	Building Sections	6/23/2014
A311	Wall Sections	6/23/2014
A312	Wall Sections	6/23/2014'
A321a	Stair 1-6 and Trash Plans	6/23/2014
A321b	Stair 1-4 and Trash Section•	6/23/2014
A322a	Stair 3-4 Plans	6/23/2014'
A322b	Stair 3-4 Sections	6/23/2014
A323a.	Stair 2·5 Plan	6/23/2014
A323b	Stair 2-5 Sections	6/23/2014'
A324	Elevation 1	6/23/2014
A325	Elevation 2-3	6/23/2014
A326	Elevation 4	6/23/2014
A402	Unit E2	6/23/2014'
A403	Unit Al	6/23/2014
A404	Unit A2	6/23/2014
A405	Unit A3-A4	6/23/2014'
A406	Unit A5	6/23/2014
A406a	Unit A5a	6/23/2014
A406b	Unit A5b	6/23/2014'
A407	Unit AS	6/23/2014
A408	Unit A7	6/23/2014
A408a	Unit A7a	6/23/2014
A408b	Unit A7b	6/23/2014'
A409	Unit AB	6/23/2014
A410	Unit A9	6/23/2014
A411	Unit A10	6/23/2014'
A412a	Unit A5M	6/23/2014
A412b	Unit A5M	6/23/2014
A413a	Unit ABM	6/23/2014'
A413b	Unit ABM	6/23/2014
A414	Unit B1	6/23/2014
A415	Unit B2	6/23/2014
A418	Unit B3	6/23/2014'
A417	Unit B4	6/23/2014
A418	Unit B5	6/23/2014
A418a	Unit B5A	6/23/2014'
A419a	Unit B3M	6/23/2014
A419b	Unit B3M	6/23/2014
A420a	Unit B5M	6/23/2014'
A420b	Unit B5M	6/23/2014
A501	Exterior Details	6/23/2014
A513	Flashing Details	6/23/2014
A521	Roof Details	6/23/2014'
A522	Parapet Details	6/23/2014
A523	Pool Deck Details	6/23/2014
A531	Stair Details	6/23/2014'
A552	Screen Wall Details	6/23/2014
A561	Door Details	6/23/2014
A562	Door Details	6/23/2014'
A571	Window Details	6/23/2014
A572	Window Details	6/23/2014
A601	Door Schedule	6/23/2014
A602	Door Details	6/23/2014'
A611	Window Schedule	6/23/2014
A612	Window Schedule	6/23/2014

STRUCTURAL:
S0-1A	Cover Sheet and Structural Specifications	6/23/2014
S0-1B	Structural Specifications	6/23/2014'
S0-2A	Concrete Standards	6/23/2014
S0-2B	Concrete Standards	6/23/2014
S0-3B	Concrete Standards	6/23/2014
S0-3A	Post Tensioned Standards	6/23/2014'
S0-3B	Post Tensioned Standards	6/23/2014
S0-4	Masonry Standards	6/23/2014
S0-5B	Light Gauge Steel Standards	6/23/2014'
SS1-0	Basement Level Shoring Plan	6/23/2014
SS1-1	Shoring Design and Details	6/23/2014
S1-B2	Foundation Plan Basement Level B2	6/23/2014'
S1-B1	Foundation/Framing Plan Basement Level B1	6/23/2014
S1-1	Foundation/Framing Plan Ground Floor	6/23/2014
S1-2	Framing Plan 2nd Floor (Podium)	6/23/2014'
S1-3	Framing Plan 3rd Floor	6/23/2014
S1-4	Framing Plan 4th-6th Floors	6/23/2014
S1-5	Framing Plan 7th Floor	6/23/2014
S1-6	Framing Plan Mezz and Roof Level	6/23/2014'

S1-7	Framing Plan Mezz Roof	6/23/2014
S2-1	Basement Wall Sections & Details	6/23/2014
S3-1	Framing Sections & Details	6/23/2014'
S4-1	Column Schedule	6/23/2014
S5-1	Shearwall Schedule	6/23/2014
S5-2	Shearwall Schedule	6/23/2014'
S5-3	Shearwall Schedule	6/23/2014

M.E.P:
MEP0.1	Title Sheet/Sheet Index/General Notes	6/23/2014
MEP0.2	Energy Compliance Commercial	6/23/2014'
MEP0.3	Energy Compliance Commercial	6/23/2014
MEP0.4	Energy Compliance Commercial	6/23/2014
MEP0.5	MEP Details	6/23/2014
MEP0.6	MEP Details	6/23/2014'

MECHANICAL:
M1.1	Mechanical Site Plan	6/23/2014
M2.1	Mechanical Unit Plans	6/23/2014'
M2.2	Mechanical Unit Plans	6/23/2014
M2.3	Mechanical Unit Plans	6/23/2014
M2.4	Mechanical Unit Plans	6/23/2014'
M3.1	Mechanical Lobby Plans	6/23/2014
M3.2	Mechanical Clubhouse, Fitness & Skylounge Plans	6/23/2014
M4.1	Mechanical Building “A” Basement 2 Area A	6/23/2014'
M4.2	Mechanical Building “B” Basement 2 Area B	6/23/2014
M4.3	Mechanical Building “A” Basement 1Area A	6/23/2014
M4.4	Mechanical Building “B” Basement 1 Area B	6/23/2014'
M4.5	Mechanical Building “A” First Floor Area A	6/23/2014
M4.6	Mechanical Building “B” First Floor Area B	6/23/2014
M4.7	Mechanical Building “A” Second Floor Area A	6/23/2014
M4.8	Mechanical Building “B” Second Floor Area B	6/23/2014'
M4.9	Mechanical Building “A” Third Floor Area A	6/23/2014
M4.10	Mechanical Building “B” Third Floor Area B	6/23/2014
M4.11	Mechanical Building “A” Fourth-Sixth Floor Area A	6/23/2014'
M4.12	Mechanical Building “B” Fourth-Sixth Floor Area B	6/23/2014
M4.13	Mechanical Building “A” Seventh Floor Area A	6/23/2014
M4.14	Mechanical Building “B” Seventh Floor Area B	6/23/2014'
M4.15	Mechanical Building “A” Mezzanine Floor Area A	6/23/2014
M4.16	Mechanical Building “B” Mezzanine Floor Area B	6/23/2014
M4.17	Mechanical Building “A” Roof Area A	6/23/2014'
M4.18	Mechanical Building “B” Roof Area B	6/23/2014

ELECTRICAL:
E1.1	Electrical Site Plan	6/23/2014'
E2.1	Electrical Unit Plans	6/23/2014
E2.2	Electrical Unit Plans	6/23/2014
E2.3	Electrical Unit Plans	6/23/2014'
E2.4	Electrical Unit Pl1n1	6/23/2014
E3.1.1	Electrical Lobby Lighting Plan	6/23/2014
E3.1.2	Electrical Lobby Power Plans	6/23/2014'
E3.2.1	Electrical Clubhouse, Fitness & Skylounge Lighting Plan	6/23/2014
E3.2.2	Electrical Clubhouse, Fitness & Skylounge Power Plans	6/23/2014
E4.1	Electrical Building “A” Basement 2 Area A	6/23/2014'
E4.2	Electrical Building “B” Basement 2 Area B	6/23/2014
E4.3	Electrical Building “A” Basement 1Area A	6/23/2014
E4.4	Electrical Building “B” Basement 1 Area B	6/23/2014
E4.5	Electrical Building “A” First Floor Area A	6/23/2014'
E4.6	Electrical Building “B” First Floor Area B	6/23/2014
E4.7	Electrical Building “A” Second Floor Area A	6/23/2014
E4.8	Electrical Building “B” Second Floor Area B	6/23/2014'
E4.9	Electrical Building “A” Third Floor Area A	6/23/2014
E4.10	Electrical Building “B” Third Floor Area B	6/23/2014
E4- 11	Electrical Building “A” Fourth-Sixth Floor Area A	6/23/2014'
E4.12	Electrical Building “B” Fourth-Sixth Floor Area B	6/23/2014
E4.13	Electrical Building “A” Seventh Floor Area A	6/23/2014
E4.14	Electrical Building “B” Seventh Floor Area B	6/23/2014'
E4.15	Electrical Building “A” Mezzanine Floor Area A	6/23/2014
E4.16	Electrical Building “B” Mezzanine Floor Area B	6/23/2014
E4.17	Electrical Building “A” Roof Area A	6/23/2014'
E4.18	Electrical Building “B” Roof Area B	6/23/2014
E5.1	Electrical Calculations	6/23/2014
E5.2	Electrical Calculations	6/23/2014
E5.3	Electrical Calculations	6/23/2014'
E5.4	Electrical Calculations	6/23/2014

PLUMBING:
P1.1	Plumbing Site Plan	6/23/2014
P2.1	Plumbing Unit Plana	6/23/2014
P2.2	Plumbing Unit Plans	6/23/2014'
P2.3	Plumbing Unit Plans	6/23/2014
P2.4	Plumbing Unit Plans	6/23/2014
P3.1	Plumbing Lobby Plans	6/23/2014'

P3.2	Plumbing Clubhouse, Fitness & Skylounge Plans	6/23/2014
P4.1	Plumbing Building “A” Basement 2 Area A	6/23/2014'
P4.2	Plumbing Building “B” Basement 2 Area B	6/23/2014
P4.3	Plumbing Building “A” Basement 1 Area A	6/23/2014
P4.4	Plumbing Building “B” Basement 1 Area B	6/23/2014'
P4.5	Plumbing Building “A” Fire Floor Area A	6/23/2014
P4.6	Plumbing Building “B” First Floor Area B	6/23/2014
P4.7	Plumbing Building “A” Second Floor Area A	6/23/2014'
P4.8	Plumbing Building “B” Second Floor Area B	6/23/2014
P4.9	Plumbing Building “A” Third Floor Area A	6/23/2014
P4.10	Plumbing Building “B” Third Floor Area1 B	6/23/2014'
P4.11	Plumbing Building “A” Fourth-Sixth Floor Area A	6/23/2014
P4.12	Plumbing Building “B” Fourth-Sixth Floor Area B	6/23/2014
P4.13	Plumbing Building “A” Seventh Floor Area A	6/23/2014
P4.14	Plumbing Building “B” Seventh Floor Area B	6/23/2014'
P4.15	Plumbing Building “A” Mezzanine Floor Area A	6/23/2014
P4.16	Plumbing Building “B” Mezzanine Floor Area B	6/23/2014
P4.17	Plumbing Building “A” Roof Area A	6/23/2014'
P4.18	Plumbing Building “B” Roof Area B	6/23/2014
P5.1	Plumbing Risers	6/23/2014
P5.2	Plumbing Risers	6/23/2014'
P5.3	Plumbing Risers	6/23/2014
P5.4	Plumbing Risers	6/23/2014

INTERIOR DESIGN:
1D0.00	COVER SHEET	6/23/2014'
1D1.01	LEASING - INTERIOR PLAN	6/23/2014
1D1.02	OUTDOOR LIVING - INTERIOR PLAN	6/23/2014
1D1.03	AMENITIES LEVEL 2 -INTERIOR PLAN	6/23/2014'
1D1.04	FITNESS LEVEL 3 INTERIOR PLAN	6/23/2014
1D1.05	SKY LOUNGE LEVEL 5 - INTERIOR PLAN	6/23/2014
1D2.01	LEASING·DECORATIVE POWER PLAN	6/23/2014'
1D2 02	OUTDOOR LIVING ·DECORATIVE POWER PLAN	6/23/2014
1D2.03	AMENITIES LEVEL 2 ·DECORATIVE POWER PLAN	6/23/2014
1D2.04	FITNESS LEVEL 3 ·DECORATIVE POWER PLAN	6/23/2014'
1D2.05	SKY LOUNGE LEVEL 5 ·DECORATIVE POWER PLAN	6/23/2014
1D3.01	LEASING ·REFLECTED CEILING PLAN	6/23/2014
1D3.02	OUTDOOR LIVING • REFLECTBO CEILING PLAN	6/23/2014
1D3.04	FITNESS LEVEL 3 • REFLECTED CEILING PLAN	6/23/2014'
1D3.05	SKY LOUNGE LEVEL 5·REFLECTED CBLING PLAN	6/23/2014
1D4.01	LEASING • FINISH PLAN	6/23/2014
1D4.03	AMENITIES LEVEL 2 • FINISH PLAN	6/23/2014'
1D4.04	FITNESS LEVEL 3 • FINISH PLAN	6/23/2014
1D4.05	SKY LOUNGE LEVEL 5 • FINISH PLAN	6/23/2014
1D6.01	LEASING • FURNITURE PLAN	6/23/2014'
1D6.02	OUTDOOR LIVING • FURNITURE PLAN	6/23/2014
1D5.03	AMENITIES LEVEL 2 • FURNTURE PLAN	6/23/2014
1D5.04	FITNESS LEVEL 3 FURNITURE PLAN	6/23/2014'
1D5.05	SKY LOUNGE LEVEL 5 .FURNITURE PLAN	6/23/2014
1D6.01	ENLARGED PLANS AND ELEVATIONS	6/23/2014
1D6.02	ENLARGED PLANS AND ELEVATIONS	6/23/2014'
1D7.01	INTERIOR ELEVATIONS	6/23/2014
1D7.02	INTERIOR ELEVATIONS	6/23/2014
1D7.03	INTERIOR ELEVATIONS	6/23/2014
1D7.04	INTERIOR ELEVATIONS	6/23/2014'
1D7.05	INTERIOR B.EVATIONS	6/23/2014
1D8.01	MILLWORK DETAILS	6/23/2014'
1D9.01	LIGHTING SCHEDULE	6/23/2014
1D9.02	FINISH LEGEND	6/23/2014
1D9.03	APPLIANCE. PLUMEING & HARDWARE LEGEND	6/23/2014'
1D9.04	INTERIOR DOOR & OPENNG SCHEDULE	6/23/2014

EXHIBIT C

SUBCONTRACTORS FOR TWICE MONTHLY PAYMENT

Framing

Drywall

Stucco/Plaster

Masonry Items

Retaining Walls

Final Clean

Concrete Materials

Roofing

EXHIBIT D

SUBCONTRACTORS WITH NO RETAINAGE

Windows

Roof Trusses and Components

Appliances

Lumber (Material Only)

Interior Cabinets and Countertops

Concrete Supplier

Interior Trim Materials

Electrical Light Fixtures

Drywall (Material

Only) Elevators

EXHIBIT E

CONTRACTOR’S CLARIFICATIONS

CONTRACTOR CLARIFICATIONS

06/30/2014

ALEXAN CITYCENTRE

Houston, Texas

SUMMARY OF SCOPE

The Project is located in Houston Texas. This scope covers the construction of a 340 unit, seven story concrete framed apartment building. The clarifications below are to supplement any drawings and specifications to date.

Division 1

1.     Costs associated with the site inspections and materials testing (i.e. concrete testing, soils testing, City of Houston required special inspections, etc.) are included in the budget and will be paid by the General Contractor.

Division 2

2.     Building foundation soil preparation is included in this scope as required by the Geotechnical Engineer’s reports.

Division 3

3.     Spread footings are included in this scope.

Division 4

4.     Masonry lintels are primed and painted.

5.     Brick veneer includes king-size selections. Pricing of brick veneer is included in the Allowances ($325 per thousand).

Division 5

6.     Steel stairs are included and consist of steel stringers with enclosed metal risers and pre-cast concrete treads.

Division 6

7.     Tyvek brand building wrap included with exterior sheathing.

Division 7

8.     TPO roof system (60 Mil) with 20 year transferable warranty and 2 year labor warranty.

Division 8

9.     Store front window system is included at the clubhouse and at the fitness center

Division 9

10.    Paint – Sherwin Williams or equal- 5 year warranty.

•	Interior- flat latex with semi-gloss trim. Kitchens and bathrooms are semi-gloss
•	Exterior metals- Alkyd industrial enamel.
•	Exterior- Flat latex.

11.    Drywall

•	All drywall finishes light orange peel.

12.    Caulk

•	Exterior caulk – between dissimilar materials- Sonneborne Sonolastic NP-1 or equal.
•	Exterior caulk between similar materials – Siliconized latex caulk.
•	Expansion joint caulk – polyurethane caulk.
•	Interior caulk – latex.

Division 11

13.    Proposal includes two trash compactors and six wheeled trash containers (2CY each)     .

14.    Appliances are included in the scope (GE, Whirlpool or Amana appliances).

Division 12

15.    Dwelling unit cabinets and leasing office will be pre-manufactured, with full-overlay wood doors and frames. Color to be determined by owner. Upper kitchen cabinets will be 42". Kitchen Countertops will be 3cm granite with single bowl under mount sink in the kitchen and lavatory tops will be 3 cm granite with an under mount bowl in bathrooms. Kitchen back splash will be stone or granite tile. Bathroom vanity back splash will be 4" granite to match countertop. One cabinet style and color and one granite selection color for all dwelling units.

16.    Wall hung cabinets or "head knockers" will be 24" x 30" tall and are included in baths without linen closets.

Division 13

17.    Four elevators included. Three Schindler 3300 machine room less traction type with a weight limit of 3500lb with a cab height of 7' 9" and travel speed at 150 FPM is included in the scope. One 400a machine room less traction type by Schindler with a weight limit of 4500lb is included in the scope for the freight elevator with a cab height of 9' 6" and a travel speed of 200 FPM. Corridor Elevators exterior to be baked enamel. Garage doors and leasing office elevator to be stainless steel. (Elevator cab pads supplied with Freight Elevator.)

Division 14

18.    Proposal includes a NFPA 13 "wet pipe" system in dwelling units with a "dry system" for the corridors, balconies, and patios and includes a 1500 GMP fire pump. Sprinkler heads to be residential pendant or sidewall type (white with white trim).

Division 15

19.    Proposal does not include any underground wire or conduit from offsite to tele- communications room onsite required for the distribution of franchise services for AT&T, U-Verse, Comcast, Direct TV. Proposal does include coordination with franchise service companies for installation of phone and cable service. Proposal does include distribution of Comcast wiring and AT&T wiring from tele- communications room to demarc and from demarc to jack locations in all dwelling units. No satellite wiring is included in this proposal. No WI-FI hotspots, except those within common areas, are included in the proposal.

20.    Fire Alarm is included in this proposal.

21.    Security wiring, key pads and contacts are included in this proposal for units and clubhouse only. All TVs will be wired for security in club and outdoor area. Windows above 1st floor will not be wired, only front and back patio doors and windows on balconies.

22.    Access Control is included in this proposal.

EXHIBIT F

PROJECT DEVELOPMENT SCHEDULE

July 29, 2015	Begin basement level concrete pours Begin

February 24, 2016	Framing (Units)

September 9, 2016	Delivery of First Units

May 22, 2017	Substantial Completion

August 20, 2017	Final Completion

EXHIBIT G

FORM OF LIEN WAIVER

[DELETE BEFORE SENDING]

This document is to be used when (1) the claimant is required to provide a release, (2) in exchange for a final payment and (3) a check (whether joint or single payee) is given in exchange for release. Because it is a check that must clear the bank, the waiver and release must be conditional. This document should be followed by an Unconditional Waiver the following month.

CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project ————

Job No..

On receipt by the signer of this document of a check from                                                                                                                                            in the sum of =——-payable to _                         (payee or payees of check) and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic's lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute              related to claim or payment rights for persons in the signer's position that the signer has on the property of                                      located at ——————to the following extent:                                                                                          (job description).

This release covers the final payment to the signer for all labor, services,                              equipment, or materials furnished to the property or to

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer .

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer's laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or

CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT - 1

services provided for or to the above referenced project up to the date of this waiver and release.

Date: ———

                                   {Company Name)

By:                             {Signature)

———{Title)

STATE OF TEXAS

COUNTY OF

This Conditional Waiver and Release on Final Payment was acknowledged before me on this            day of             20_, by                          , on behalf of                                               a

Notary Public - State of

My Commission Expires:

CONDITIONAL WAIVER AND FINAL RELEASE ON PAYMENT - PAGE 2

NOTICE

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below (if you have not been paid, use a conditional release form).

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project ———- Job No.

The signer of this document has been paid in full for all labor, services, equipment, or materials furnished to the property or to ———-

——————- on the property of

——————- located at

————- to the following extent:                                                                                                                                                                . The signer therefore waives and releases any mechanic's lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer's position.

The signer warrants that the signer has already paid or will use the funds received from this final payment to promptly pay in full all of the signer's laborers , subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project up to the date of this waiver and release.

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT -PAGE 1

Date: ———

(Company)

By:

        (Title)

STATE OF TEXAS COUNTY

OF HARRIS

This Unconditional Waiver and Release on Final Payment was acknowledged before me on this                day of              , 20_, by               , on behalf of                     a

Notary Public - State of

My Commission Expires:

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT - PAGE 2

EXHIBIT H

GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

ARTICLE 1. GENERAL PROVISIONS

1.1.       BASIC DEFINITIONS

1.1.1.         THE CONTRACT DOCUMENTS

The Contract Documents consist of the Owner-Contractor Construction Agreement between Owner and Contractor (hereinafter the "Agreement"), these General Conditions of the Contract for Construction, the Drawings and Specifications, other documents listed in Article 10 of the Agreement, if any, and Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by both parties or (2) a Change Order. Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, instructions to bidders, sample forms, Contractor's bid or bidding requirements).

1.1.2.         THE CONTRACT

The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between Owner and a Subcontractor or Sub-subcontractor or (2) between any persons other than Owner and Contractor.

1.1.3.         THE WORK

The term "Work" means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by Contractor to fulfill Contractor's obligations.

1.1.4.         THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by Owner or by separate contractors.

1.1.5.         THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6.         THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

1.1.7.         THE PROJECT MANUAL

The Project Manual is a volume assembled for the Work which may include the bidding requirements, sample forms and Specifications. If no Project Manual has been prepared, all references to the Project Manual shall be interpreted as if replaced with a reference to the Specifications.

1.2.      CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

1.2.1.         The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all. Work by Contractor will be required only to the extent specifically called out in the Contract Documents or inferable from the Contract Documents and necessary to produce the Work called out by the Contract Documents.

1.2.2.          Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.3.          Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.4.          In the case of conflict among the Contract Documents, the conflict shall be resolved by giving preference to the Contract Documents in the following order of priority:

.1        the Agreement;

.2        these General Conditions of the Contract for Construction; and

.3        the Drawings and the Specifications.

The Drawings shall take precedence over the Specifications; computed dimensions shall take precedence over scaled dimensions; and large scale drawings shall take precedence over small scale drawings.

1.3.      CAPITALIZATION

1.3.1.          Terms capitalized in these General Conditions of the Contract for Construction include those which are (1) specifically defined and (2) the titles of numbered articles and identified references to Paragraphs, Subparagraphs and Clauses.

1.4.      INTERPRETATION

1.4.1.          In the interest of brevity the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.5.      EXECUTION OF CONTRACT DOCUMENTS

1.5.1.          The Agreement shall be signed by Owner and Contractor. If either Owner or Contractor or both do not sign any Contract Documents, such unsigned Documents shall be identified by Owner or Contractor upon request of the other.

1.5.2.          Execution of the Contract by Contractor is a representation that Contractor has visited the Project Site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.6.      OWNERSHIP AND USE OF DRAWINGS AND SPECIFICATIONS

1.6.1.          The Drawings, Specifications and other design-related documents (including those in electronic form) prepared by or for Contractor are the property of Contractor or its consultants. Contractor shall provide Owner with copies of all such Drawings, Specifications and other design-related documents, and Owner may retain such materials upon completion of the Work. Owner shall not own or claim a copyright in the Drawings, Specifications and other design-related documents prepared by or for Contractor, and unless otherwise indicated Contractor and/or its consultants shall be deemed the authors of them and will retain all common law, statutory and other reserved rights, including the copyrights. The Drawings, Specifications and other design-related documents furnished by Contractor to Owner are for use solely with respect to the Project. Owner and its contractors, subcontractors and suppliers are authorized to use, reproduce and distribute the Drawings, Specifications and other design-related documents provided by Contractor as appropriate to and for use with respect to the Project, including in connection with any work undertaken in construction of the Project in the event that the Agreement is terminated in accordance with the terms hereof. All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other design-related documents. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of copyrights or other reserved rights of Contractor and its consultants.

1.6.2.          The Drawings, Specifications and other documents (including those in electronic form) prepared by Owner's architects, engineers and other consultants are instruments of service through which Work to be executed by Contractor is described. Contractor may retain one record set of all such materials. Neither Contractor nor any Subcontractor, Sub- subcontractor or supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by Owner's architects, engineers and other consultants, and unless otherwise indicated Owner and/or Owner's architects, engineers and other consultants shall be deemed the authors of them and will retain all common law, statutory and other reserved rights, including the copyrights. All copies of such Drawings, Specifications and other documents, except Contractor's record set, shall be suitably accounted for to Owner or, upon Owner’s request, returned to Owner upon completion of the Work. The Drawings, Specifications and other documents prepared by Owner's architects, engineers and other consultants and furnished to Contractor are for use solely with respect to the Project, and they are not to be used by Contractor or any Subcontractor, Sub-subcontractor or supplier on any other project or for additions to the Project or work outside the scope of the Work without the specific written consent of Owner. Contractor, Subcontractors, Sub- subcontractors and suppliers are granted a limited license to use, reproduce and distribute the Drawings, Specifications and other documents prepared by Owner's architects, engineers and other consultants appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under such license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with the Work is not to be construed as publication in derogation of copyrights or other reserved rights of Owner or Owner's architects, engineers and other consultants.

ARTICLE 2. OWNER

2.1.      GENERAL

2.1.1.          Owner is the person identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. Owner shall designate in writing one or more representatives who shall have express authority to bind Owner with respect to all matters requiring Owner's approval or authorization.

2.1.2.          Owner shall furnish to Contractor within 15 days after receipt of a written request, information necessary and relevant for Contractor to evaluate, give notice of or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located (usually referred to as the Project Site) and Owner's interest therein.

2.2.      INFORMATION AND SERVICES REQUIRED OF OWNER

2.2.1.          Owner shall, prior to commencement of the Work and, at the request of Contractor, from time to time thereafter, furnish to Contractor reasonable evidence that financial arrangements have been made to fulfill Owner’s obligations under the Contract Documents, which obligation may be satisfied through the delivery to Contractor of a copy of the Loan Documents. Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work. After such evidence has been provided, Owner will not materially vary such financial arrangements without notice to Contractor.

2.2.2.          Except for permits, including those required under Paragraph 3.7, which are the responsibility of Contractor under the Contract Documents, Owner shall secure all necessary permits, licenses, approvals, easements and assessments required for execution of the Work or for construction, use or occupancy of the Project and will pay all related fees, assessments and charges.

2.2.3.          Owner shall furnish (1) a survey describing physical characteristics, limitations of record in the real estate records and utility locations for the Project Site and (2) a legal description of the Project Site. Contractor shall be entitled to rely on the accuracy of such information furnished by Owner pursuant to this provision.

2.2.4.          Information or services required of Owner by the Contract Documents, and any other information or services relevant to Contractor's performance of the Work under Owner's control, shall be furnished by Owner with reasonable promptness.

2.2.5.          Unless otherwise provided in the Contract Documents, Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonably necessary for execution of the Work. Contractor will furnish to Owner, free of charge, a reasonable number of copies of all drawings, specifications, cut sheets, shop drawings, diagrams and other design documents which the Contract Documents require Contractor to prepare or secure.

2.3.      OWNER'S RIGHT TO STOP THE WORK

2.3.1.          If Contractor fails to correct Work which is not in substantial accordance with the requirements of the Contract Documents as required by Paragraph 3.5, Owner may issue a written order to Contractor to stop the Work or the affected portion thereof, to the extent necessary to allow for correction of the defective Work, until the cause for such order has been eliminated. The right of Owner to stop the Work shall not give rise to a duty on the part of Owner to exercise that right for the benefit of Contractor or any other person, except to the extent required by Subparagraph 6.1.3.

2.4.      OWNER'S RIGHT TO CARRY OUT THE WORK AND CORRECT DEFECTS

2.4.1.          If Contractor fails to effect any correction of defective or nonconforming Work within a 14-day period (or within 1 day if such defective or nonconforming work constitutes a risk to property or persons or an emergency condition) after receipt of written notice from Owner, then Owner may, after expiration of such 14-day period, give Contractor a second notice to effect such correction; provided no additional notice shall be required in connection with a situation where property or persons are at physical risk or an emergency condition exists). If Contractor does not commence within seven days after receipt of such second notice to correct the specified deficiency or does not thereafter diligently pursue such correction, then Owner may, without prejudice to other remedies Owner may have, correct such deficiency. In such case Owner may deduct from payments then or thereafter due Contractor the reasonable cost of correcting such deficiency (including Owner's expenses and compensation for architectural, engineering and similar services made necessary by such failure) actually incurred by Owner. If payments then or thereafter due Contractor are not sufficient to cover such amounts, Contractor shall pay the difference to Owner.

ARTICLE 3. CONTRACTOR

3.1.      GENERAL

3.1.1.          Contractor is the person identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.

3.1.2.          The Contractor shall perform the Work in substantial accordance with the Contract Documents and submittals approved in accordance with the Contract Documents. When the Contract Documents allow for a selection among alternate materials, including where the Contract Documents specify a particular material “or equal” or provide for similar alternatives, Contractor may make the selection.

3.1.3.          Contractor shall not be relieved of its obligations to perform the Work in substantial accordance with the Contract Documents either by activities or duties of any architect, engineer or other professional, or by tests, inspections or approvals required or performed by persons other than Contractor. Nothing in this Subparagraph 3.1.3 limits Contractor’s right to make a Claim for an increase in the Contract Sum or an extension of the Contract Time to compensate for delays or extra costs suffered by Contractor as a result of actions or failure to act when required by any architect, engineer or other professional or delays in obtaining tests, inspections or approvals.

3.2.      REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1.          Except as otherwise provided in this Paragraph 3.2, Contractor is not responsible for the completeness of the Contract Documents, or for errors, omission or inconsistencies in the Contract Documents, or for determining that the Contract Documents or the Work comply with applicable laws, statutes, ordinances, building codes, and rules and regulations, or for determining that the Work as contemplated by the Contract Documents will be structurally sound, operable as intended or sufficient for Owner’s planned use.

3.2.2.          If Contractor knows that the Contract Documents or the Work is not in accordance with applicable laws, statutes, ordinances, building codes, or rules and regulations, Contractor shall promptly report the same to Owner. Contractor also shall report to Owner any errors, omissions or inconsistencies in the Contract Documents that become known to Contractor, unless immaterial to the Work as reasonably inferable from the Contract Documents.

3.2.3.          Before commencing any portion of the Work, Contractor shall take field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the Project Site affecting that portion of the Work. Any errors, inconsistencies or omissions discovered by Contractor shall be reported promptly to Owner. Contractor shall not be liable for any difference between field conditions and conditions assumed in the Contract Documents unless Contractor caused such difference or otherwise obtains knowledge of such difference and fails to report it to Owner.

3.2.4.          If Contractor fails to perform its obligations under Subparagraphs 3.2.2 and 3.2.3, Contractor shall pay to Owner such costs and damages (including additional costs to correct or replace any parts of the Work) as would have been avoided if Contractor had performed such obligations.

3.3.      SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1.          Contractor shall supervise and direct the Work, using Contractor's best skill and attention. Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning these matters. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, Contractor shall give timely written notice to Owner and shall not proceed with that portion of the Work without further written instructions from the design professional responsible for preparation of the related design, with Owner's concurrence to the extent required by the Contract Documents. If Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by Contractor, Owner shall be solely responsible for any loss, damage or injury directly attributable to the Owner’s election to not follow Contractor’s advice.

3.3.2.          Subject to limitations provided in other portions of the Contract Documents, Contractor shall be responsible to Owner for acts and omissions of Contractor's employees, Subcontractors and their agents and employees, and other persons performing portions of the Work for or on behalf of Contractor or any of its Subcontractors.

3.3.3.          Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work. Contractor will not be responsible for the sufficiency of work performed by Owner or Owner’s separate contractors.

3.4.      LABOR AND MATERIALS

3.4.1.          Unless otherwise provided in the Contract Documents, Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2.          Contractor may make substitutions only with the consent of Owner and in accordance with a Change Order. This provision does not apply to Contractor’s selection from among alternatives when such alternatives are allowed by the Contract Documents.

3.4.3.          Contractor shall enforce strict discipline and good order among Contractor's employees and other persons carrying out the Contract. Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.5.      WARRANTY

3.5.1.          Contractor warrants to Owner that materials and equipment furnished under the Contract will be of good quality and new (unless otherwise required or permitted by the Contract Documents) and in substantial conformance with the requirements of the Contract Documents and that the Work will be in substantial accordance with the Contract Documents and free of defects not inherent in the quality required or permitted under the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, will be considered “defective.”

3.5.2.          Contractor will, at Contractor’s expense, correct Work that is defective (within the meaning of Subparagraph 3.5.1) and of which it receives notice from Owner within one year after Substantial Completion of the Work. Before pursuing any remedy (whether available under the Contract Documents, at law, or otherwise) for defective Work, Owner must (1) notify Contractor in writing of the defective Work and, to the extent possible, of the specific deficiency that Owner requires to be corrected and (2) afford Contractor a reasonable period of time in which to identify and implement a solution. Contractor’s responsibility to correct defective Work, as well as Owner’s remedies (whether available under the Contract Documents, at law, or otherwise) for defective Work, will terminate one year after Substantial Completion of the Work, except as to defective Work identified to Contractor in writing by Owner during such one-year period.

3.5.3.          Contractor will not be required to correct minor, immaterial departures from the Contract Documents. Contractor also will not be liable for shortcomings in the Work (whether resulting from inadequacies in design, materials or execution) that do not constitute defective Work as defined in Subparagraph 3.5.1. Contractor's warranty excludes remedy for damage or defect caused by abuse (other than by abuse of Contractor and the parties that Contractor is responsible for), modifications not executed by Contractor or its Subcontractors, improper or insufficient maintenance, improper operation, normal wear and tear or normal usage.

3.5.4.          IT IS THE INTENT OF THIS PARAGRAPH 3.5 TO PROVIDE FOR THE EXCLUSIVE REMEDIES AGAINST CONTRACTOR FOR ANY DEFECT OR OTHER SHORTCOMING IN THE WORK (WHETHER RESULTING FROM FAILURE OF COMPLIANCE WITH THE CONTRACT DOCUMENTS OF OTHERWISE), WITH THE RESULT THAT CONTRACTOR WILL BE LIABLE FOR CORRECTION OF ONLY THOSE DEFECTS AND SHORTCOMINGS THAT ARE DEFINED AS DEFECTIVE WORK BY SUBPARAGRAPH 3.5.1 AND ONLY FOR THE TIME PERIOD SPECIFIED IN SUBPARAGRAPH 3.5.2 AND THAT THE EXERCISE OF OWNER’S REMEDIES WILL BE SUBJECT TO ALL CONDITIONS PROVIDED IN THIS PARAGRAPH 3.5. WITHOUT LIMITING OTHER PROVISIONS, IN NO CASE WILL CONTRACTOR HAVE ANY RESPONSIBILITY FOR ANY RELATED LOSS (INCLUDING ANY LOSS OF RENTS OR OTHER REVENUES OR DAMAGE TO PARTS OF THE PROJECT OTHER THAN THE DEFECTIVE WORK) OR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY OWNER AS A RESULT OF ANY DEFECT OR OTHER SHORTCOMING IN THE WORK (WHETHER RESULTING FROM FAILURE OF COMPLIANCE WITH THE CONTRACT DOCUMENTS OF OTHERWISE). OWNER (FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, INCLUDING ANY SUCCESSOR OWNER OF THE PROJECT) HEREBY EXPRESSLY WAIVES ANY AND ALL WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), INCLUDING WARRANTIES OF MERCHANTABILITY, HABITABILITY, AND GOOD AND WORKMANLIKE CONSTRUCTION AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED, AND OTHER BASIS FOR RECOVERY OR REIMBURSEMENT (INCLUDING ANY GROUND FOR RECOVERY BASED ON NEGLIGENCE OR STRICT LIABILITY) TO THE EXTENT THE SAME WOULD ALLOW GREATER RECOURSE AGAINST CONTRACTOR THAN PROVIDED IN THIS PARAGRAPH 3.5. THE LIMITATIONS IN THIS PARAGRAPH 3.5 ARE AN INTEGRAL PART OF THE CONTRACT, AND OWNER ACKNOWLEDGES THAT CONTRACTOR WOULD NOT HAVE ENTERED INTO THE CONTRACT OR AGREED TO PERFORM THE WORK FOR THE CONSIDERATION SPECIFIED IN THE CONTRACT HAD SUCH PROVISIONS NOT BEEN A PART OF THE CONTRACT.

3.5.5.          This Paragraph 3.5 controls in the case of a conflict with any other provision of the Contract Documents. Without limitation, rights against Contractor with respect to defective Work under any other provision of the Contract Documents (including Paragraph 2.3, 2.4 or 12.2) will terminate upon expiration of the period specified in Subparagraph 3.5.2, whether or not so provided in such other provision.

3.5.6.          This Section 3.5 is not intended to limit the effect of any warranty or similar undertaking provided by a Subcontractor, a supplier or another person providing labor, materials, equipment or supplies in connection with the Work (other than Contractor and its employees) or any other rights Owner may have against any such person in respect of defective workmanship, materials, equipment or supplies. Contractor will assign to Owner (and provide reasonable assistance to Owner, at Owner’s cost, in enforcing) any warranties available under any subcontracts from any Subcontractor or under any contract for the provision of materials to the Project.

3.6.      TAXES

3.6.1.          Contractor shall pay sales, consumer, use and similar taxes for the Work or portions thereof provided by the Contractor. If the Contract Sum is determined based on a fixed price or guaranteed maximum cost to Owner, Contractor shall be entitled to an increase in the fixed price or guaranteed maximum cost in the amount of any such taxes (or increases in the rate of any such taxes) which are legally enacted after bids are received or negotiations concluded.

3.7.      PERMITS, FEES AND NOTICES

3.7.1.          Contractor shall be responsible for securing any building permit or other governmental permits, licenses and inspections necessary for the Work only to the extent specifically provided in the Contract Documents. See Subparagraph 2.2.2 as to Owner’s responsibility for permits, licenses and approvals.

3.7.2.          Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

3.7.3.          Contractor has obtained any contractor's license required of it in the performance of its activities under the Contract Documents. Contractor shall ensure that all Subcontractors hold similar licenses when required. Contractor shall provide evidence of such licenses to Owner upon request.

3.8.      [INTENTIONALLY OMITTED]

3.9.      SUPERINTENDENT

3.9.1.          Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project Site during performance of all material parts of the Work. The superintendent shall represent Contractor, but communications given to the superintendent shall be binding on Contractor only if confirmed in a written communication to Contractor in accordance with the applicable provisions of the Contract.

3.10.    CONTRACTOR'S CONSTRUCTION SCHEDULES

3.10.1.       A schedule reflecting the timelines for the components of the Work is attached to the Agreement as Exhibit F. The Schedule shall be revised at appropriate intervals as required by the conditions of the Work and the Project. The schedule (as revised, if applicable) shall not exceed time limits current under the Contract Documents, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work. Unless otherwise provided in the Agreement, the schedule developed under this Subparagraph 3.10.1 shall be for information only and it shall not establish time parameters within which Contractor must complete the Work.

3.10.2.       Contractor shall prepare and keep current a schedule of submittals which is coordinated with Contractor's construction schedule and allows the Architect reasonable time to review submittals.

3.11.    DOCUMENTS AT THE PROJECT SITE

3.11.1.       Contractor shall maintain at the Project Site for Owner one record copy of the Drawings and the Specifications, copies of all Change Orders and other Modifications, and one record copy of all approved Shop Drawings, Product Data and similar required submittals. These shall be available to Owner and shall be delivered to Owner upon completion of the Work.

3.11.2.        The Drawings and Specifications shall be marked currently to record field changes and selections made during construction.

3.12.    SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1.       Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2.       Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3.       Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4.       Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Informational submittals upon which Owner is required to take responsive action are so identified in the Contract Documents. Submittals which are not required by the Contract Documents may be returned by Owner without action.

3.12.5.       Contractor shall submit to Owner Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to minimize delay in the Work or in the activities of Owner or separate contractors. Submittals made by Contractor which are not required by the Contract Documents may be returned by Owner without action.

3.12.6.       By submitting Shop Drawings, Product Data, Samples and similar submittals, Contractor represents that Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so prior to the commencement of the associated Work, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

3.12.7.       Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by Owner.

3.12.8.       Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by approval of Shop Drawings, Product Data, Samples or similar submittals unless Contractor has specifically informed Owner in writing of such deviation at the time of submittal and a Change Order has been issued authorizing the deviation. Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by Owner's approval thereof.

3.12.9.       Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by Owner on previous submittals. In the absence of such written notice Owner's approval of a resubmission shall not apply to such revisions.

3.12.10.     Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering. If professional design services or certifications by a design professional are required, Owner shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional.

3.13.    USE OF PROJECT SITE

3.13.1.       Contractor shall confine operations at the Project Site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the Project Site with materials or equipment.

3.14.    CUTTING AND PATCHING

3.14.1.       Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2.       Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of Owner or separate contractors by cutting, patching or otherwise altering such construction or by excavation. Contractor shall not cut or otherwise alter construction by Owner or a separate contractor except with written consent of Owner; such consent shall not be unreasonably withheld. Contractor shall not unreasonably withhold from Owner or a separate contractor Contractor's consent to cutting or otherwise altering the Work.

3.15.    CLEANING UP

3.15.1.       Contractor shall keep the Project Site and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, Contractor shall remove from and about the Project any remaining waste materials and rubbish generated by Contractor or its Subcontractors or Sub-Subcontractors and the tools, construction equipment, machinery and surplus materials of Contractor or its Subcontractors or Sub-Subcontractors.

3.15.2.       If Contractor fails to clean up as provided in the Contract Documents, Owner may do so and the cost thereof shall be charged to Contractor.

3.16.    ACCESS TO WORK

3.16.1.       Owner shall have access to the Project Site and all Work (whether in progress or completed) at all times.

3.17.    ROYALTIES, PATENTS AND COPYRIGHTS

3.17.1.       Contractor shall pay all royalties and license fees. Contractor shall defend suits or claims for infringement of copyrights, patents and other intellectual property rights and shall hold Owner harmless from loss on account thereof, but Contractor shall not be responsible for such defense or loss when a particular design, process or product is required by the Contract Documents or where the violations are contained in the Drawings, Specifications or other documents prepared by Owner, Architect or another design professional engaged by Owner. If Contractor has reason to believe that any design, process or product is an infringement of a copyright, patent or other intellectual property right, Contractor shall promptly notify Owner.

3.18.    INDEMNIFICATION

3.18.1.       Subject to Subparagraph 3.18.2, Contractor shall indemnify and hold harmless Owner from and against claims, damages, losses and expenses, including attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by acts or omissions of Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable and only to the extent that responsibility is not assigned to Owner or its insurers under other provisions of the Contract.

3.18.2.       Contractor’s responsibility under Subparagraph 3.18.1 shall be limited to the coverage provided by any insurance maintained by (or required under the Contract Documents to be maintained by) Contractor (regardless of whether such insurance is required by the Contract).

3.18.3.       In claims against any person indemnified under this Paragraph 3.18 by an employee of Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Subparagraph 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Contractor or a Subcontractor under workers' compensation acts, disability benefit acts or other employee benefit acts.

ARTICLE 4. ADMINISTRATION OF THE CONTRACT

4.1.      ARCHITECT

4.1.1.          The Architect is the person, lawfully licensed to practice architecture or an entity lawfully practicing architecture, retained by Owner for design for the Work. If more than one person or entity is retained for such function, references to the Architect shall be considered to mean the one responsible for the related design or, in general matters, the one with primary responsibility for the Work. References to the Architect throughout the Contract Documents are singular in number regardless of the number of persons or entities employed in connection with the Work.

4.1.2.          If the employment of the Architect is terminated, Owner shall employ a new Architect against whom Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the former Architect.

4.2.       ARCHITECT'S ADMINISTRATION OF THE CONTRACT

4.2.1.          The Architect will provide administration of the Contract to the extent provided in the Contract Documents. The Architect also will advise and consult with Owner on matters related to the Work generally. The Architect will have authority to act on behalf of Owner only to the extent specifically provided in the Contract Documents.

4.2.2.          Owner shall cause the Architect to visit the Project Site at intervals appropriate to the stage of Contractor's operations

(1) to become generally familiar with the progress of the Work and the quality of the portion of the Work that has been completed, (2) to endeavor to guard Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be substantially in accordance with the Contract Documents. Owner will cause the Architect to periodically report its findings to Owner and Contractor.

4.2.3.          Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through Contractor. Communications by and with separate contractors shall be through Owner.

4.2.4.          If requested by Owner, the Architect will review and approve or take other appropriate action upon Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action will be taken with such reasonable promptness as to cause no delay in the Work or in the activities of Owner, Contractor or separate contractors. The Architect's review of Contractor's submittals shall not relieve Contractor of its obligations. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.5.          The Architect will make recommendations concerning performance under, and requirements of, the Contract Documents on written request of either Owner or Contractor. The Architect's response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. Such interpretations shall not be binding on either Owner or Contractor unless such party otherwise agrees.

4.2.6.          Interpretations and decisions of the Architect will be consistent with the intent of, and reasonably inferable from, the Contract Documents and will be in writing or in the form of drawings. When making such interpretations and decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor and will not show partiality to either Owner or Contractor.

4.3.      CLAIMS AND DISPUTES

4.3.1.          A “Claim” is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. "Claim" also includes other disputes and matters in question between Owner and Contractor arising out of or relating to the Contract. Claims must be initiated by written notice. The notice shall provide sufficient detail to enable the other party to investigate the matter and evaluate the related Claim. The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2.          Claims by Contractor for extension of the Contract Time must be initiated in a writing to the Owner within 21 days after occurrence of the event giving rise to such Claim or within 21 days after Contractor first recognizes the condition giving rise to the Claim and its effect on the Work, whichever is later. Contractor's Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary.

4.3.3.          If Contractor wishes to make a Claim for an increase in the Contract Sum due to a change in the Work, written notice as provided herein shall be given before proceeding to execute the Work in question; provided that prior notice is not required for Claims relating to an emergency endangering safety or property (although notice shall thereafter be promptly provided to Owner). Other Claims for adjustment of the Contract Sum shall be made by written notice given as provided herein within a reasonable time.

4.3.4.          If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time and had an adverse effect on the scheduled construction. All hurricanes will be deemed abnormal.

4.3.5.          If conditions are encountered at the Project Site which

(1) are subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before such conditions are disturbed and in no event later than 21 days after first observance of such conditions. The Owner will promptly investigate such conditions and, if they cause an increase or decrease in the Contractor's cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Owner determines that no change in the terms of the Contract is justified, the Owner shall so notify the Contractor in writing, stating the reasons. Claims by either party in opposition to any such determination must be made within 21 days after the Owner has given notice of its decision. If Owner and Contractor cannot agree on the appropriate adjustment in the Contract Sum or Contract Time, the dispute will be subject to proceedings pursuant to Paragraph 4.4.

4.3.6.          Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Subparagraph 9.5.1, Contractor shall proceed diligently with performance of the Contract and Owner shall continue to make payments in accordance with the Contract Documents.

4.3.7.          If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such other party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to such other party within a reasonable time not exceeding 21 days after discovery.

4.3.8.          CONTRACTOR AND OWNER WAIVE CLAIMS AGAINST EACH OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THE CONTRACT. THIS MUTUAL WAIVER INCLUDES:

.1       DAMAGES INCURRED BY OWNER FOR RENTAL EXPENSES, FOR LOSSES OF USE, INCOME, PROFIT, FINANCING, BUSINESS AND REPUTATION, AND FOR LOSS OF MANAGEMENT OR EMPLOYEE PRODUCTIVITY OR OF THE SERVICES OF SUCH PERSONS; AND

.2       DAMAGES INCURRED BY CONTRACTOR FOR PRINCIPAL OFFICE EXPENSES, INCLUDING THE COMPENSATION OF PERSONNEL STATIONED THERE, FOR LOSSES OF FINANCING, BUSINESS AND REPUTATION, AND FOR LOSS OF PROFIT, OTHER THAN ANTICIPATED PROFIT ARISING DIRECTLY FROM THE WORK.

THIS MUTUAL WAIVER IS APPLICABLE, WITHOUT LIMITATION, TO ALL CONSEQUENTIAL DAMAGES DUE TO EITHER PARTY'S TERMINATION IN ACCORDANCE WITH ARTICLE 14.         NOTHING CONTAINED IN THIS SUBPARAGRAPH 4.3.8 SHALL BE DEEMED TO PRECLUDE AN AWARD OF LIQUIDATED DIRECT DAMAGES, WHEN APPLICABLE, IN ACCORDANCE WITH THE REQUIREMENTS OF THE CONTRACT DOCUMENTS.

4.3.9.          The making of final payment shall constitute a waiver of all Claims by Owner, except for those arising from:

     .1        liens, security interests or other encumbrances arising out of performance of the Work;

     .2        defective Work (within the meaning of Subparagraph 3.5.1); and

     .3        terms of special warranties required by the Contract Documents, if any.

4.4.      RESOLUTION OF CLAIMS AND DISPUTES

4.4.1.          In case of a Claim against Contractor, Owner may, but is not obligated to, at any time, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Contractor's default, Owner may, but is not obligated to, notify the surety and request the surety's assistance in resolving the controversy. If a Claim relates to or is the subject of a mechanic's lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines.

4.4.2.          The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association. Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties. The parties shall share the mediator's fee and any filing fees equally. The mediation shall be held in the place where the Project Site is located, unless another location is mutually agreed upon by the parties.

4.4.3.          Any Claim arising out of or related to the Contract, unless otherwise specifically provided in the Contract, shall be subject to arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. The demand for arbitration shall be filed in writing with the other party to the Contract and with the American Arbitration Association. In no case shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Paragraph 13.6. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with the provisions of Paragraph 4.4. Costs of arbitration (including the arbitrator’s fees) shall be borne as determined by the arbitrator. The arbitration shall be held in the place where the Project Site is located, unless another location is mutually agreed upon by the parties.

4.4.4.          No arbitration arising out of or relating to the Contract shall include, by consolidation or joinder or in any other manner, any person other than Owner and Contractor, except by written consent containing specific reference to the Agreement and signed by Owner, Contractor and any other person sought to be joined. Consent to arbitration involving an additional person shall not constitute consent to arbitration of a Claim not described therein or with a person not named or described therein.

4.4.5.          The parties' agreement to mediate and arbitrate, and agreements to arbitrate with an additional person duly consented to by parties, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

4.4.6.          The award rendered by an arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

ARTICLE 5. SUBCONTRACTORS

5.1.      DEFINITIONS

5.1.1.          A Subcontractor is a person who has a direct contract with Contractor to perform a portion of the Work at the Project Site. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number. The term "Subcontractor" does not include a separate contractor or a subcontractor of a separate contractor.

5.1.2.          A Sub-subcontractor is a person who has a contract with a Subcontractor or another Sub-subcontractor to perform a portion of the Work at the Project Site. The term "Sub- subcontractor" is referred to throughout the Contract Documents as if singular in number.

5.2.      AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1.          All portions of the Work that Contractor’s organization is not accustomed to performing may be performed under subcontracts.

5.2.2.          Contractor, in its discretion, may select its Subcontractors and materialmen and suppliers on a negotiated or bid basis, or other basis deemed appropriate by Contractor, and Contractor’s selection of Subcontractors, materialmen and suppliers shall be determinative.

5.2.3.          Contractor, upon request of Owner, shall furnish in writing to Owner the names of Subcontractors engaged by Contractor for the Work.

5.3.      SUBCONTRACTUAL RELATIONS

5.3.1.          By appropriate agreement, written where legally required for validity, Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to Contractor by terms of the Contract Documents, and to assume toward Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor's portion of the Work, which Contractor, by the Contract Documents, assumes toward Owner. Each subcontract agreement shall preserve and protect the rights of Owner under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights. Where appropriate, Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub- subcontractors.

5.3.2.          Contractor will provide Owner with a copy of its agreement with any Subcontractor upon request of Owner.

5.4.      CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1.          Each subcontract agreement for a portion of the Work is assigned by Contractor to Owner provided that:

.1         assignment is effective only after termination of the Contract or completion of the Work; and only for those subcontract agreements which Owner at any time after such termination or completion accepts by notifying the Subcontractor and Contractor in writing; and

.2         assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract and the rights of Contractor to enforce the relevant Subcontractor’s continuing obligations under the subcontract.

5.4.2.          All subcontracts shall provide that they are freely assignable to Owner in accordance with this Paragraph 5.4. All subcontracts also shall recognize the limitations on Owner's responsibility as provided in Subparagraph 5.4.3.

5.4.3.          Owner shall have no liability in respect of any subcontract until Owner has accepted the same in accordance with this Paragraph 5.4. In no case shall Owner have liability under any subcontract for work done, or services or materials furnished, prior to the date of Owner's acceptance of the subcontract, and Contractor shall continue to be responsible for the satisfaction of the Subcontractor's claims for all such amounts.

5.4.4.          Contractor shall take such action as Owner requests to confirm the assignment of any subcontract in accordance with this Paragraph 5.4.

ARTICLE 6. CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1.      OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS

6.1.1.          Owner reserves the right to perform construction or operations related to the Project not included within the Work with Owner's own forces and to award separate contracts in connection with portions of the Project not included within the Work. If Contractor claims that delay or additional cost is involved because of such action by Owner or actions of such separate contractors, Contractor shall make such Claims as provided else where in the Contract.

6.1.2.          Owner shall provide for coordination of the activities of Owner's own forces and of each separate contractor with the Work of Contractor. Contractor shall cooperate with Owner's own forces and of each separate contractor employed by Owner. Contractor shall participate with other separate contractors and Owner in reviewing their construction schedules and sequencing when directed to do so. Contractor shall make reasonable efforts to accommodate revisions to its construction schedule and sequencing that is necessary based on the results of joint review.

6.1.3.          Unless otherwise provided in the Contract Documents, when Owner performs construction or operations related to the Project with Owner's own forces, Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to Contractor under the Contract, including those stated in Articles 3, 6, 10, 11 and 12.

6.2.       MUTUAL RESPONSIBILITY

6.2.1.          Contractor shall afford Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate Contractor's construction and operations with theirs as required by the Contract Documents.

6.2.2.          If part of Contractor's Work depends, for proper execution, upon results of separate construction or operations by Owner or a separate contractor, Contractor shall, prior to proceeding with that portion of the Work, promptly report to Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution of Contractor’s Work.

6.2.3.          Owner shall be reimbursed by Contractor for costs incurred by Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of Contractor. Owner shall be responsible to Contractor for costs incurred by Contractor because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

6.2.4.          Contractor shall promptly remedy damage wrongfully caused by Contractor to completed or partially completed construction or property of Owner or separate contractors as provided in Subparagraph 10.1.6. Owner shall promptly cause to be remedied damage wrongfully caused by Owner or a separate contractor to completed or partially completed portions of the Work.

6.2.5.          Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for Contractor in Paragraph 3.14.

6.3.      OWNER'S RIGHT TO CLEAN UP

6.3.1.          If a dispute arises among Contractor, separate contractors and Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, Owner may clean up and allocate the cost among those responsible in an equitable manner.

ARTICLE 7. CHANGES IN THE WORK

7.1.      GENERAL

7.1.1.          Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2.          Changes in the Work shall be performed under applicable provisions of the Contract Documents unless otherwise provided in the relevant Change Order.

7.2.      CHANGE ORDERS

7.2.1.          A Change Order is a written instrument signed by Owner and Contractor stating their agreement upon all of the following:

     .1        the change in the Work;

     .2        the amount of the adjustment, if any, in the Contract Sum; and

     .3        the extent of the adjustment, if any, in the Contract Time.

7.2.2.          Unless otherwise provided in the Contract Documents, change in the Contractor’s Fee in connection with a Change Order shall be limited to such amount as will fairly compensate Contractor for additional overhead resulting from the Change Order that is not otherwise recoverable as a reimbursable cost of the Work. In no event will a Change Order result in a decrease in the Contractor’s Fee.

7.2.3.          Contractor will use its best efforts to minimize the cost relating to any Change Order and will reprice if requested by Owner and possible under applicable subcontracts.

7.2.4.          In the event Owner does not direct Contractor to proceed with the changes in the Work within ten days of Contractor’s furnishing its proposal for changes in Contract Sum and Contract Time, Contractor may proceed with the Work without regard to such proposed Change Order.

7.2.5.          If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a Change Order so that application of such unit prices to quantities of Work proposed will cause substantial inequity to Owner or Contractor, the applicable unit prices shall be equitably adjusted.

ARTICLE 8. TIME

8.1.      DEFINITIONS

8.1.1.          Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work or for completion of phases of the Work for which separate dates earlier than the date for Substantial Completion are provided in the Contract Documents.

8.1.2.          The date of commencement of the Work is the date established in the Agreement.

8.1.3.          The date of Substantial Completion is the date established in accordance with Paragraph 9.6.

8.1.4.          The term "day" as used in the Contract Documents shall mean calendar day unless otherwise specifically defined. References to “business days” shall mean any day other than a weekend or a federal or state holiday under the laws of State of Texas.

8.2.      PROGRESS AND COMPLETION

8.2.1.          By executing the Agreement, Contractor confirms that the Contract Time is a reasonable period for performing the Work.

8.2.2.          Contractor shall not knowingly, except by agreement or instruction of Owner in writing, prematurely commence operations on the Project Site or elsewhere prior to the effective date of insurance required by Article 11 hereof or by Article 11 of the Agreement to be furnished by Contractor. The date of commencement of the Work shall not be changed by the effective date of such insurance.

8.2.3.          Unless the date of commencement is established by the Contract Documents or a notice to proceed given by Owner, Contractor shall notify Owner in writing not less than five days before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.

8.2.4.          Contractor shall achieve Substantial Completion within the Contract Time.

8.3.      DELAYS AND EXTENSIONS OF TIME

8.3.1.          The Contract Time shall be extended for such time as is reasonable on account of delay in the commencement (which is otherwise intended to begin in accordance with the terms of Section 2 of the Agreement) or progress of the Work caused by any act or neglect of Owner, Architect or a separate contractor employed by Owner, or by the employees of any of them or other persons for whom any of them may be responsible, or by changes ordered in the Work, or by strikes, lockouts or other labor disputes, delay in deliveries, shortages in labor or materials, fire, windstorm, earthquake, natural disaster, flooding (including flooding due to rain storms) or other casualties, acts of God, rioting or other civil disturbance, or acts of war or acts of terrorism, or by hurricanes, tornadoes and similar events and other adverse weather conditions (including extended periods of rain) beyond those normally experienced, or by actions or inaction (when action is required) of governmental authorities, or by other causes beyond Contractor's reasonable control.

8.3.2.          Claims relating to time shall be made in accordance with applicable provisions of Paragraph 4.3.

8.3.3.          Contractor shall be entitled to additional compensation on account of a delay if equitably justified. This Paragraph 8.3 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.

ARTICLE 9. PAYMENTS AND COMPLETION

9.1.      CONTRACT SUM

9.1.1.          The Contract Sum is stated (or the method for determining the Contract Sum is stated) in the Agreement and, including authorized adjustments, is the total amount payable by Owner to Contractor for performance of the Work under the Contract Documents.

9.1.2.          Contractor shall prepare and submit to Owner a Schedule of Values allocating the Contract Sum or guaranteed maximum cost (or the estimated Contract Sum if no fixed Contract Sum or guaranteed maximum cost is stated) among the various components of the Work and allowances for Contractor’s profit and overhead, in a manner consistent with the provisions of the Agreement. Contractor shall update the Schedule of Values from time to time to reflect changes in costs and other circumstances that manifest themselves as the Work progresses, and such revisions to the Schedule of Values will be subject to approval of Owner to the extent provided in the Contract. The Schedule of Values shall be a guide for establishing amounts due Contractor to the extent provided in the Agreement, but except as otherwise specifically provided in the Agreement, the Schedule of Values shall be for informational purposes only and shall not be a limit on the timing or amount of payments due Contractor.

9.2.      APPLICATIONS FOR PAYMENT

9.2.1.          Contractor’s Applications for Payment shall be coordinated with the Schedule of Values.

9.2.2.          With each Application for Payment, Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, or other similar evidence to substantiate the amount claimed in the Application for Payment, in each case to the extent necessary to verify costs reimbursable to Contractor that are not part of lump sum or fixed amount pricing. Each Application for Payment shall be accompanied by (1) all requirements for the advance of draws under the Loan Documents that are within the control of Contractor and (2) subject to Subparagraph 9.2.3, waivers and releases of liens executed by Contractor and, beginning with the second Application for Payment, by its Subcontractors and suppliers, current through the effective date of the preceding Application for Payment. The required form of Lien Waiver is attached to the Agreement as Exhibit H.

9.2.3.          In the event that, for good cause shown, Contractor has not paid a Subcontractor or supplier, Contractor shall identify that Subcontractor or supplier and, in lieu of a waiver and release of lien, provide Owner with a written explanation for non-payment, and in such event Owner may withhold 150% of the disputed amount claimed by the Subcontractor or supplier but Owner shall not be deemed to have reason for withholding of the remainder of the amount represented in the Application for Payment.

9.2.4.          Applications for Payment may not include requests for payment for portions of the Work for which Contractor does not intend to pay to a Subcontractor or material supplier.

9.2.5.          Payments shall be made on account of materials and equipment stored at the Project Site or at a location agreed upon in writing by Owner and Contractor for subsequent incorporation in the Work upon satisfaction of the requirements for disbursements under the Loan Documents to allow for drawing on the Loan for such amount. Payment for materials and equipment stored on or off the Project Site shall be conditioned upon compliance by Contractor with measures to establish and protect the status and priority of Owner's title to such materials and equipment and procedures (including for insurance and security) to protect Owner's interest against damage, theft or destruction or adverse claims therein.

9.2.6.          Contractor warrants that title to all Work will pass to Owner no later than the time of payment or incorporation into the Project, which ever is earlier. Contractor further warrants that, upon funding of an Application for Payment and subsequent payment of included amounts to Subcontractors, material suppliers and others for whom sums were included in such Application for Payment, all Work for which Owner had made payment shall be free and clear of liens, claims, security interests or encumbrances in favor of Contractor, Subcontractors, material suppliers, or other persons claiming through them, including any person making a claim by reason of having provided labor, materials and equipment relating to the Work.

9.2.7.          The submittal of an Application for Payment will constitute a representation by Contractor to Owner that the Work has progressed to the point indicated, that the quality of the Work is in substantial accordance with the Contract Documents and that Contractor is entitled to payment in the amount certified. Such representations are without limitation of other representations or warranties contemplated by the Contract Documents.

9.3.      DECISIONS TO WITHHOLD PAYMENT

9.3.1.          Owner may withhold payment in whole or in part, or based on subsequently discovered evidence, may reduce payments otherwise due, to such extent as may be appropriate to protect Owner from loss for which Contractor is responsible because of:

     .1       defective Work not remedied;

     .2       any third party claim filed, unless security acceptable to Owner is provided by Contractor or the claim is released as against the Project;

     .3       failure of Contractor to make payments to Subcontractors or for labor, materials or equipment from sums advanced to Contractor pursuant to an Application for Payment;

     .4       reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

     .5       damage to Owner or another contractor for which Contractor is responsible under the terms of the Contract; or

     .6        reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance of the Contract Sum would not be adequate to cover actual or liquidated damages for the anticipated delay for which Contractor is responsible under the terms of the Contract.

9.3.2.          Payment will be made for amounts previously withheld to the extent the reason for withholding payment, as provided above, is removed.

9.4.      PROGRESS PAYMENTS

9.4.1.          Owner will, within 10 days after receipt of Contractor's Application for Payment, either make payment for such amount as Contractor claims is properly due or notify Contractor in writing of the reasons for withholding payment in whole or in part.

9.4.2.          Contractor shall promptly pay each Subcontractor, upon receipt of payment from Owner, out of the amount paid to Contractor on account of such Subcontractor's portion of the Work, the amount to which said Subcontractor is entitled, less applicable retainage. Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

9.4.3.          Owner shall have no obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

9.4.4.          Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 9.4.2 and 9.4.3.

9.4.5.          A progress payment, or partial or entire use or occupancy of the Project by Owner, shall not constitute acceptance of Work not in accordance with the Contract Documents.

9.5.      FAILURE OF PAYMENT

9.5.1.          If Owner does not pay Contractor by the date established in the Contract Documents the amount due in accordance with the Contract Documents (except amounts that Owner disputes in good faith or that are delayed as a result of Contractor’s failure to satisfy the draw requirements under the Loan Documents that are within Contractor’s control), then Contractor may, upon twenty days' written notice to Owner, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and, if applicable, the Contract Sum shall be increased by the amount of Contractor's reasonable costs of shut-down, delay and start- up.

9.6.      SUBSTANTIAL COMPLETION

9.6.1.          Substantial Completion for the Work occurs upon issuance of the last certificate of occupancy or other similar governmental approval for every building and all other components of the Work for which a certificate of occupancy or other such approval is required, except any such certificate of occupancy or other similar approval that cannot be obtained until completion of (1) portions of the Work that are dependent upon selections by a person (including prospective tenants or purchasers) other than Contractor or (2) work that is not part of the Work. If no certificate of occupancy or other similar approval is required for the Work, Substantial Completion occurs when the Work has reached a stage that allows its use for its intended purpose (subject to completion of portions of the Work that are dependent upon selections by a person (including prospective tenants or purchasers) other than Contractor) or permits others to execute subsequent portions of the Project not included in the Work.

9.6.2.          When Contractor considers that the Work, or a portion thereof which Owner agrees to accept separately, is substantially complete, Contractor shall prepare and submit to Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of Contractor to complete all Work in substantial accordance with the Contract Documents. Upon receipt of Contractor's list, Owner will make an inspection to determine whether the Work or designated portion thereof is substantially complete and whether Contractor’s list of items yet to be done is complete. If Owner's inspection discloses any additional item not yet completed, whether or not included on Contractor's list, Owner shall notify Contractor, and the item if legitimate shall be added to Contractor’s list. All matters included on the Contractor’s list will be resolved to Owner’s satisfaction within 90 days.

9.6.3.          Substantial Completion shall establish transition of responsibilities between Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix commencement of the time within which Contractor shall finish all items on the list of required corrective action. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Contract Documents. Upon request of either Owner or Contractor, Owner and Contractor shall jointly execute a statement confirming the date of Substantial Completion.

9.7.      PARTIAL OCCUPANCY OR USE

9.7.1.          Owner may occupy or use any completed portion of the Work, provided such occupancy or use is allowed by public authorities having jurisdiction over the Work.

9.7.2.          Immediately prior to such partial occupancy or use, Owner and Contractor shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work. In addition, Owner and Contractor shall set out in writing the responsibilities assigned to each of them for security, maintenance, heat, utilities, damage to the Work and insurance.

9.7.3.          Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.8.      FINAL COMPLETION AND FINAL PAYMENT

9.8.1.          Upon receipt of written notice that the Work is ready for final inspection and acceptance, Owner will promptly make such inspection and, if Owner finds the Work acceptable under the Contract Documents, will promptly make final payment, subject to receipt of a final Application for Payment by Contractor and Contractor's satisfaction of all other applicable conditions of the Contract Documents. Contractor's final Application for Payment will constitute a representation as to all matters listed in Subparagraph 9.2.7 and a further representation that conditions listed in Subparagraph 9.8.2 as precedent to Contractor's being entitled to final payment have been fulfilled.

9.8.2.          Neither final payment nor any remaining retainage shall become due until Contractor submits to the Owner (1) lien waivers as required by the Contract, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to Owner, (3) consent of surety to final payment, if any is required, (4) all warranties, operating manuals, records and similar materials that are required by the Contract Documents (5) other data establishing payment or satisfaction of obligations (such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract) to the extent and in such form as may be required by the Contract Documents and (6) all requirements under the Loan Documents with respect to any related draws that are within the control of Contractor. If a Subcontractor or other person refuses to furnish a required release or waiver for any reason, including Contractor’s contest of the amount owed to such Subcontractor or other person, Contractor may furnish a bond sufficient under applicable law or, if no provision for bonding is made by applicable law, in the amount of 150% of the claim of such Subcontractor or other person, in which case final payment shall be made in full or, alternatively, Contractor may agree to Owner’s withholding of an amount of 150% of the claim of such Subcontractor or other person, in which case the remainder of the amount due shall be paid Contractor and the retained amount shall be disbursed upon settlement of the claim. If such lien remains unsatisfied after payments are made, Contractor shall refund to Owner all money that Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees, to the extent the payments exceed amounts retained by Owner.

9.8.3.          Acceptance of final payment by Contractor, a Subcontractor or material supplier shall constitute a waiver of Claims by the payee, except (1) those Claims previously made in writing and identified by that payee as unsettled at the time of payment and (2) Claims arising subsequent to final payment, including those for any amounts due in connection with performance of Contractor’s obligations for corrective work.

ARTICLE 10. PROTECTION OF PERSONS AND PROPERTY

10.1.    SAFETY PRECAUTIONS AND PROGRAMS

10.1.1.        Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

10.1.2.        Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

     .1       employees and other individuals present on site of the Work or adjoining areas affected by the Work;

     .2       the Work and all materials and equipment to be incorporated therein (whether in storage on or off the Project Site) under care, custody or control of Contractor or Contractor's Subcontractors or Sub-subcontractors; and

     .3       property at the Project Site or adjacent thereto (such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities) not designated for removal, relocation or replacement in the course of construction.

10.1.3.        Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.1.4.        Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.1.5.        When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.1.6.          Contractor shall promptly remedy damage and loss (other than damage or loss insured under insurance available to Owner) to property (including the Work) caused in whole or in part by Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable, except damage or loss attributable to acts or omissions of Owner or anyone directly or indirectly employed by it, or by anyone for whose acts Owner may be liable, but only to the extent attributable to the fault or negligence of Contractor, a Subcontractor, a Sub- subcontractor, or anyone directly or indirectly employed by any of them, and only to the extent manifested prior to Substantial Completion. The foregoing obligations of Contractor are in addition to Contractor's obligations under other provisions of the Contract Documents. Nothing in this Subparagraph 10.1.6 is intended as an extension of Contractor’s obligation for correction of defective Work.

10.1.7.        Contractor shall designate a responsible member of Contractor's organization at the Project Site whose duty shall be the prevention of accidents. This person shall be Contractor's superintendent unless otherwise designated by Contractor in writing to Owner.

10.1.8.        Contractor shall not load or permit any part of the construction or Project Site to be loaded so as to endanger its safety.

10.2.    HAZARDOUS MATERIALS

10.2.1.        If reasonable precautions applied at minimal additional cost will be inadequate to prevent foreseeable bodily injury or death to persons resulting from any material or substance (including but not limited to asbestos, polychlorinated biphenyl (PCB) or other materials or substances that are classified as hazardous, toxic or in a similar category under any federal, state or local law) encountered on the Project Site by Contractor, Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to Owner in writing.

10.2.2.        Owner shall obtain the services of a licensed laboratory to verify the presence or absence of any material or substance reported by Contractor pursuant to Subparagraph 10.2.1 and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, Owner shall furnish in writing to Contractor the names and qualifications of persons who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. Contractor will promptly reply to Owner in writing stating whether or not it has objection to the persons proposed by Owner. If Contractor has a reasonable objection to a person proposed by Owner, Owner shall propose another to whom Contractor has no reasonable objection. When it has been confirmed that the suspected material or substance is not hazardous, or when the material or substance has been rendered harmless, Work in the affected area shall resume. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of Contractor's reasonable additional costs of shut-down, delay and start-up. In no case will Contractor be responsible for abatement of hazardous materials, except to the extent otherwise specifically provided in the Contract Documents.

10.2.3.        To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Contractor, Subcontractors and Sub-Subcontractors from and against claims, damages, losses and expenses, including attorneys' fees, arising out of or resulting from performance of the Work in the area affected by material or substance identified pursuant to Subparagraph 10.2.1 after completion of the testing required by Subparagraph 10.2.2 if in fact the material or substance presents the risk of bodily injury, sickness, disease or death and has not been rendered harmless, provided that such claim, damage, loss or expense is directly attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) arising out of such materials or substances.

10.2.4.        Owner shall not be responsible under Subparagraph

10.2.2 or 10.2.3 for materials and substances brought to the Project Site by Contractor, a Subcontractor or another for whom either of them is responsible, unless the material or substance is specifically called for by the Contract Documents and is used in accordance with applicable law and requirements specified in the Contract Documents (if any) and material data safety sheets for the product.

10.2.5.        If Contractor is held liable for the cost of remediation of a hazardous material or substance by reason of performing Work as required by, and in accordance with, the Contract Documents, Owner shall indemnify Contractor for all reasonable cost and expense thereby actually incurred by Contractor.

10.3.    EMERGENCIES

10.3.1.          In an emergency affecting safety of persons or property, Contractor shall act, at Contractor's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by Contractor on account of an emergency shall be determined as provided in Paragraph 4.3 and Article 7.

ARTICLE 11. INSURANCE AND BONDS

11.1.    CONTRACTOR'S LIABILITY INSURANCE

11.1.1.        Contractor shall maintain such insurance as will protect Contractor from claims set forth below which may arise out of or result from Contractor's operations under the Contract and for which Contractor may be legally liable, whether such operations be by Contractor or a Subcontractor, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

     .1       claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

     .2       claims for damages because of bodily injury, occupational sickness or disease, or death of Contractor's employees;

     .3       claims for damages because of bodily injury, sickness, disease or death of any person other than employees of Contractor or a Subcontractor or by anyone directly or indirectly employed by any of them in connection with the Work;

     .4       claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom; and

     .5       claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle.

Such insurance need not cover acts of terrorism, mold or microorganisms or completed operations to the extent that such coverage is not available on commercially reasonable terms.

11.1.2.        The insurance required by Subparagraph 11.1.1 shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages shall be written on an occurrence basis. All coverages shall be maintained without interruption from date of commencement of the Work until date of final payment and any additional period specified by any Contract Document for coverage required to be maintained after final payment.

11.1.3.        Certificates of insurance shall be filed with Owner prior to commencement of the Work. These certificates and the insurance policies required by this Paragraph 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or materially modified until at least 20 days' prior written notice has been given to Owner. Information concerning reduction of coverage on account of revised limits shall be furnished by Contractor with reasonable promptness in accordance with Contractor's information and belief.

11.2.    OWNER'S LIABILITY INSURANCE

11.2.1.        Owner shall be responsible for purchasing and maintaining Owner's usual liability insurance.

11.3.    PROPERTY INSURANCE

11.3.1.        Unless otherwise provided herein, Owner shall purchase and maintain property insurance written on a builder's risk or equivalent policy form in the amount of the initial estimated cost of the Project (as provided in Owner’s development budget), plus the value of subsequent Contract modifications and cost of materials supplied or installed by persons other than Contractor or its Subcontractors, comprising total value for the entire Project on a replacement cost basis. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 9.8 or until no person other than Owner has an insurable interest in the property required by this Subparagraph 11.3.1 to be covered, whichever is later.

11.3.2.        Property insurance shall be on an "all-risk" or “special form of loss” basis or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage, including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements. Property insurance need not cover acts of terrorism or mold or microorganisms to the extent that such coverage is not available on commercially reasonable terms.

11.3.3.        If Owner does not intend to purchase such property insurance required by the Contract with all of the coverages in the amount described above, Owner shall so inform Contractor in writing prior to commencement of the Work. Contractor may then effect insurance which will protect the interests of Contractor, Subcontractors and Sub-subcontractors in the Work, and by appropriate Change Order the cost thereof shall be charged to Owner. If such additional coverage is not available to Contractor on commercially reasonable terms, Owner shall bear all costs properly attributable to any uninsured loss. If Contractor is damaged by the failure or neglect of Owner to purchase or maintain insurance as described above, without so notifying Contractor in writing, then Owner shall bear all costs properly attributable thereto.

11.3.4.        If the property insurance includes deductibles, Owner shall pay costs not covered because of such deductibles, regardless of whether the insurance is maintained by Owner or by Contractor.

11.3.5.        Owner's property insurance shall cover portions of the Work stored off the Project Site, and also portions of the Work in transit.

11.3.6.        Partial occupancy or use in accordance with Paragraph

9.7 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. Owner and Contractor shall obtain consent of the insurance company or companies and shall, without such consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.3.7.        If such components are part of the Work, Owner shall purchase and maintain boiler and machinery insurance in amounts required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by Owner.

11.3.8.        Owner, at Owner's option, may purchase and maintain such insurance as will insure Owner against loss of use of Owner's property due to fire or other hazards. In no case will Contractor be liable for loss of use of Owner’s property as a result of any casualty, whether or not the fault of Contractor or another person for whom it is responsible. SUCH LIMITATIONS SPECIFICALLY EXTEND TO LOSS RESULTING FROM THE NEGLIGENCE OF CONTRACTOR OR ANOTHER PERSON FOR WHOM IT IS RESPONSIBLE OR MATTERS FOR WHICH CONTRACTOR OR ANY SUCH OTHER PERSON MAY HAVE STRICT LIABILITY. Nothing in this Subparagraph 11.3.8 affects limitations on liability provided by other provisions of the Contract.

11.3.9.        Owner shall file with Contractor certificates of insurance for the coverages required by this Paragraph 11.3. These certificates and the insurance policies required by this Paragraph 11.3 shall contain a provision that coverages afforded under the policies will not be canceled or materially modified until at least 20 days' prior written notice has been given to Contractor. Information concerning reduction of coverage on account of revised limits shall be furnished by Owner with reasonable promptness in accordance with Owner's information and belief.

11.3.10.      A loss insured under Owner's property insurance shall be adjusted by Owner as fiduciary and made payable to Owner as fiduciary for Owner and Contractor, as their interests may appear, subject to requirements of any applicable mortgagee. Contractor shall pay Subcontractors their just shares of insurance proceeds received by Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub- subcontractors in similar manner.

11.3.11.      Subject to the terms of the Loan Documents, Owner shall deposit in a separate account insurance proceeds from any covered loss received by Owner, which Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award obtained as provided in Paragraph 4.4. If after such loss no other special agreement is made, replacement of damaged property shall be performed by Contractor and, if requested by Contractor, a Change Order shall be executed confirming the terms of such Work and any applicable change in the Contract Sum or Contract Time. Contractor shall be entitled to additional allowance for overhead and profit, in customary amounts, for any additional Work required to repair or replace damaged property.

11.3.12.      Owner is not responsible for any loss, theft or damage to equipment, tools or other personal property of Contractor, a Subcontractor or a Sub-subcontractor or any employee of any of them, regardless of cause. Contractor shall insure against such loss, theft or damage to the extent it deems appropriate, and Contractor shall require all Subcontractors and Sub- subcontractors to obtain similar insurance if they deem it appropriate. All such insurance shall include, by endorsement or otherwise, waivers of subrogation benefitting Owner. Contractor waives all claims against Owner for any such loss, theft or damage, and Contractor shall obtain similar waivers from all Subcontractors and Sub-subcontractors.

11.3.13.      Contractor and Owner each waives all claims against the other party for any loss, damage, claims, liability, costs or expenses (including attorney's fees) arising out of or related to the Work to the extent that the same is recoverable under insurance coverage available to the party providing the waiver; provided that nothing in this Subparagraph 11.3.13 affects any party’s rights to insurance proceeds or a party’s obligations or responsibilities in respect thereof. SUCH LIMITATIONS SPECIFICALLY EXTEND TO LOSS RESULTING FROM NEGLIGENCE OR MATTERS FOR WHICH STRICT LIABILITY MAY EXIST. Contractor and Owner each shall require their respective insurers to include in all insurance carried by them (whether or not related to the Work and regardless of whether in place during performance of the Work or after the Work’s completion), by endorsement or otherwise, waivers of subrogation benefitting the other party with respect to all loss, damage, claims, liability, costs or expenses to which this Subparagraph 11.3.13 applies. This Subparagraph 11.3.13 will be effective even though liability may be imposed for such loss, damage, claims, liability, costs or expenses by other provisions of the Contract. Nothing in this Subparagraph

11.3.13 affects limitations on liability provided by other provisions of the Contract.

11.3.14.      The waivers in Subparagraph 11.3.13 will benefit Subcontractors, Sub-Subcontractors or suppliers, but only if specifically provided in the agreement between Contractor and the relevant Subcontractor, Sub-Subcontractor or supplier. Owner, on request of Contractor, will evidence in writing the extension of the benefits of Subparagraph 11.3.13 to a Subcontractor, Sub-Subcontractor or supplier and will secure waivers of subrogation from its insurers benefitting such Subcontractor, Sub-Subcontractor or supplier as required by Subparagraph 11.3.13.

11.4.    PERFORMANCE BOND AND PAYMENT BOND

11.4.1.        Contractor shall not be required to provide a performance bond or a payment bond.

11.4.2.        Contractor may require Subcontractors, Sub- Subcontractors, suppliers or others involved in the Work to provide performance bonds and payment bonds. Contractor will use its best efforts to do so if requested by Owner for a given Subcontractor, Sub-Subcontractor, supplier or other person involved in the Work. Inability to obtain a payment or performance bond will not be basis for the disqualification of any Subcontractor, Sub-Subcontractor, supplier or other person involved in the Work.

11.4.3.        If any performance bond or payment bond is required of any Subcontractor, Sub-Subcontractor, supplier or other person involved in the Work at the request of Owner, cost of such performance bond or payment bond shall be added by Change Order to the Contract Sum if the Contract Sum is a fixed price or subject to a guaranteed maximum cost. Such costs shall not be counted in determining Contractor’s share of cost savings, if any, provided for in the Contract.

ARTICLE 12. UNCOVERING AND CORRECTION OF WORK

12.1.    UNCOVERING OF WORK

12.1.1.        If a portion of the Work is covered contrary to Owner's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by Owner, be uncovered for examination and be replaced at Contractor's expense without change in the Contract Time.

12.1.2.        If a portion of the Work has been covered which Owner has not specifically requested to examine prior to its being covered and which the Contract Documents do not prohibit, Owner may request to see such Work and it shall be uncovered by Contractor. If such Work is in substantial accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at Owner's expense. If such Work is not in substantial accordance with the Contract Documents, costs of uncovering and replacement shall be at Contractor's expense, subject to reimbursement if allowed by the Contract.

12.2.    CORRECTION OF WORK

12.2.1.        Contractor shall be obligated, to correct Work that is defective (within the meaning of Subparagraph 3.5.1), whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed, but only to the extent required under the terms of Paragraph 3.5. Unless the Contract Sum is determined based on a fixed price, costs of correcting defective Work, including additional testing and inspections and compensation for additional architectural, engineering and other design services and expenses made necessary thereby, shall be reimbursable by Owner as a cost of the Work, subject to any limitation for a guaranteed maximum cost imposed by the Agreement. If Contractor has participated in savings under the Contract, a payment under this Subparagraph 12.2.1 will be appropriately adjusted to reflect the reduction of the savings resulting from the payment.

12.2.2.        Owner shall give such notice promptly after discovery of any defective Work. If Owner fails to notify Contractor within 30 days after identifying any defective Work and give Contractor a reasonable opportunity to make correction, Owner waives the rights to require correction by Contractor and to make a claim for breach of warranty. If Contractor fails to correct defective or nonconforming Work within a reasonable time after receipt of notice from Owner, Owner may correct it and seek recovery if allowed by Paragraph 3.5.

12.2.3.        Contractor shall remove from the Project Site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by Contractor nor accepted by Owner. Nothing in this Subparagraph 12.2.3 has the effect of extending any warranty obligations of Contractor beyond the periods otherwise provided in the Contract.

12.2.4.        Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of Owner or separate contractors caused by Contractor's correction or removal of Work in connection with Contractor’s warranty obligations under the Contract, subject to reimbursement if allowed by Subparagraph 12.2.1.

12.2.5.        If Owner prefers to accept Work which is defective or otherwise not in substantial accordance with the requirements of the Contract Documents, Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable if, under the terms of the Contract, Contractor otherwise would be liable (without right of reimbursement) for the cost of the corrective action. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1.    GOVERNING LAW

13.1.1.        The Contract shall be governed by the law of the place where the Project Site is located.

13.2.    SUCCESSORS AND ASSIGNS

13.2.1.        Owner and Contractor respectively bind themselves and their successors, assigns and legal representatives to the other party hereto and to successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Subparagraph 13.2.2, neither party to the Contract shall assign the Contract without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

13.2.2.        Owner may, without consent of Contractor, assign the Contract to any lender providing financing for the Project. In such event, the lender may but need not assume Owner's rights and obligations under the Contract Documents. Contractor shall execute all consents reasonably required to facilitate such assignment.

13.3.    RIGHTS AND REMEDIES

13.3.1.        Except as otherwise provided in the Contract Documents, duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

13.3.2.        No action or failure to act by Owner or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing or specifically set forth in the Contract Documents.

13.4.    TESTS AND INSPECTIONS

13.4.1.        Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time as required by the Contract Documents or applicable laws. Unless otherwise provided, Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory acceptable to Owner, or with the appropriate public authority. Owner shall bear all related costs of tests, inspections and approvals, except as provided in Subparagraph

13.4.3. Contractor shall give Owner timely notice (of at least 48 hours) of when and where tests and inspections are to be made so that Owner may be present for such procedures.

13.4.2.        If Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.4.1, Contractor will make arrangements for such additional testing, inspection or approval by a person acceptable to Owner, and Contractor shall give timely notice to Owner of when and where tests and inspections are to be made so that Owner may be present for such procedures. Such costs, except as provided in Subparagraph 13.4.3, shall be at Owner's expense.

13.4.3.        If testing, inspection or approval under Subparagraphs

13.4.1 and 13.4.2 reveal defects in the Work or failure of the Work to comply with requirements established by the Contract Documents, all costs of repeated testing, inspection or approval made necessary by such failure shall be at Contractor's expense, subject to reimbursement as a cost of the Work unless the Contract Sum is determined based on a fixed price or reimbursement is not allowed by other provisions of the Contract.

13.4.4.        Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by Contractor and promptly delivered to Owner.

13.4.5.        Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.5.    INTEREST

13.5.1.        Provided that Contractor has satisfied all of the conditions to payment under the Contract Documents, payments due and unpaid under the Contract Documents shall bear interest from the date that is 10 days after payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the prime interest rate quoted for money center banks in The Wall Street Journal (as such rate changes from time to time) plus 5% per annum or, if less, the maximum rate allowed by law.

13.6.    COMMENCEMENT OF STATUTORY LIMITATION PERIOD

13.6.1.        As between Owner and Contractor:

     .1       as to acts or failures to act occurring prior to the relevant date of Substantial Completion, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;

     .2       as to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to final payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of final payment; and

     .3       as to acts or failures to act occurring after final payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of actual commission of any other act or failure to perform any duty or obligation by Contractor or Owner.

13.7.    ACCOUNTING RECORDS

13.7.1.        The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law. If any such audit shall disclose any overpayment by Owner to Contractor, written notice of such overpayment shall be provided to Contractor and the amount of such overpayment shall be promptly reimbursed by Contractor to Owner together with interest at the prime rate (as published in The Wall Street Journal) plus one percent (1%) from the date of overpayment by Owner until the date repaid by Contractor. This Section 13.7 shall survive any termination of the Contract.

ARTICLE 14. TERMINATION

14.1.    TERMINATION BY CONTRACTOR

14.1.1.        Contractor may terminate the Contract (as provided in Subparagraph 14.1.3) if the Work is stopped for a period of 90 consecutive days through no act or fault of Contractor, a Subcontractor or a Sub-subcontractor or their agents or employees or any other persons performing portions of the Work under direct or indirect contract with Contractor, for any of the following reasons:

     .1       issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

     .2       an act of government, such as a declaration of national emergency which requires all Work to be stopped; or

     .3       because Owner has not made payment and has not notified Contractor in good faith of the reason for withholding payment as provided in Subparagraph 9.4.1 within the time stated in the Contract Documents.

14.1.2.        Contractor may terminate the Contract if, through no act or fault of Contractor, a Subcontractor or a Sub-subcontractor or their agents or employees or any other persons performing portions of the Work under direct or indirect contract with Contractor, repeated suspensions, delays or interruptions of the entire Work by Owner, or Owner’s failure to fulfill Owner's obligations under the Contract Documents with respect to matters important to the progress of the Work, constitute in the aggregate more than 90 days.

14.1.3.        If one of the reasons described in Subparagraph 14.1.1 or 14.1.2 exists, Contractor may, by written notice to Owner, terminate the Contract and recover from Owner payment for Work executed, plus a prorated share of Contractor's Fee (or, if a least 50% of the Work has been completed all of Contractor's Fee, whether or not otherwise earned), together with any loss with respect to materials, equipment, tools, and construction equipment and machinery or termination of commitments for materials, supplies, equipment, machinery or other like items.

14.1.4.        Without limiting other provisions of the Contract, if Contractor suspends performance for any of the reasons identified in Subparagraph 14.1.1 or 14.1.2 or in accordance with another provision of the Contract, upon recommencing the Work, Contractor will be entitled to an equitable adjustment of the Contract Sum and the Contract Time in order to reflect the cost and delay of shut down, suspension and start-up.

14.1.5.        Before exercising any termination right under Subparagraph 14.1.1.1 or 14.1.1.2, Contractor shall give Owner notice of its intent to terminate and the specific cause or causes on which termination would be based. Owner shall then be entitled to cure within 30 days after its receipt of the written notice or, if cure within such 30-day period is not reasonably possible, such longer period as may be required so long as Owner diligently initiates and pursues curative action. Contractor shall not have the right to terminate if cure is effected within such period.

14.2.    TERMINATION BY OWNER FOR CAUSE

14.2.1.        Subject to Subparagraph 14.2.2, Owner may terminate the Contract if Contractor:

     .1       fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between Contractor and the Subcontractors;

     .2       persistently disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

     .3       otherwise is guilty of material breach of a provision of the Contract Documents.

If Owner terminates the Contract based on occurrence of a factor enumerated in this Subparagraph 14.2.1, Contractor shall not be allowed any overhead or profit or Contractor’s Fee on the Work not executed.

14.2.2.        Before exercising any termination right under Subparagraph 14.2.1, Owner shall give Contractor notice of its intent to terminate and the specific cause or causes on which termination would be based. Contractor shall then be entitled to cure within 30 days after its receipt of the written notice or, if cure within such 30-day period is not reasonably possible, such longer period as may be required so long as Contractor diligently initiates and pursues curative action. Owner shall not have the right to terminate if cure is effected within such period.

14.2.3.        When there exists any of the reasons for termination as provided in this Paragraph 14.2, after expiration of the applicable cure period, Owner may, without prejudice to any other rights or remedies of Owner, by giving Contractor and Contractor's surety, if any, written notice, terminate employment of Contractor. Upon such termination, Owner may, subject to prior rights of the surety, if any:

     .1       take possession of the Project Site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by Contractor for use in completion of the Work;

     .2       accept assignment of subcontracts pursuant to Subparagraph 5.4.1; and

     .3       finish the Work by whatever reasonable method Owner may deem expedient.

Upon request of Contractor, Owner shall furnish to Contractor a detailed accounting of the costs incurred by Owner in finishing the Work.

14.2.4.        When Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, Contractor shall not be entitled to receive further payment of any amounts otherwise due under the Contract Documents notwithstanding such termination until the Work is finished.

14.2.5.        If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the additional architectural, engineering and similar services made necessary thereby, such excess shall be paid to Contractor. If such costs and damages exceed the unpaid balance, Contractor shall pay the difference to Owner. The obligation for the amount to be paid to Contractor or Owner, as the case may be, shall survive termination of the Contract.

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